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Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re THE DIRECTV GROUP, INC. SHAREHOLDER LITIGATION	Consolidated C.A. No. 4581-VCP

STIPULATION AND AGREEMENT OF
COMPROMISE, SETTLEMENT AND RELEASE

        This Stipulation and Agreement of Compromise, Settlement and Release ("Stipulation") is made and entered into this 16th day of October, 2009, by and among the parties to the action In re The DirecTV Group, Inc., Shareholder Litig., Consolid. C.A. No. 4581-VCP (the "Action"), pending before the Court of Chancery of the State of Delaware (the "Court"), by their respective undersigned counsel.

        WHEREAS, on May 4, 2009, The DIRECTV Group, Inc. ("DIRECTV" or the "Company") and Liberty Media Corporation ("Liberty Media"), announced that they, together with certain affiliated entities, had entered into an Agreement and Plan of Merger, dated as of May 3, 2009 (such agreement, as amended, the "Merger Agreement") to combine, subject to shareholder and regulatory approval, DIRECTV with Liberty Entertainment, Inc. ("LEI"), a wholly owned subsidiary of Liberty Media (the "Merger") and create a new corporation called DIRECTV ("New DIRECTV"); and

        WHEREAS, between May 12, 2009 and May 19, 2009, a total of four proposed shareholder class actions were filed in the Court (the "Delaware Actions") against DIRECTV, Liberty Media, LEI, and certain present and former members of the Board of Directors of DIRECTV (John C. Malone, Gregory B. Maffei, Mark D. Carleton, Neil R. Austrian, Ralph F. Boyd, Jr., Chase Carey, Charles R. Lee, Peter A. Lund, Nancy S. Newcomb, and Haim Saban (the "Individual Defendants") (collectively, "Defendants"), alleging that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties owed by other Defendants, to DIRECTV and its unaffiliated shareholders, in connection with the negotiation and execution of the Merger Agreement, in which actions the named plaintiffs ("Plaintiffs") generally sought declaratory relief that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties by other Defendants, injunctive relief to prevent such breaches, damages, and/or fees and expenses; and

        WHEREAS, on May 22, 2009, the Court consolidated the Delaware Actions under the caption In re The DirecTV Group, Inc., Shareholder Litig., Consolid. C.A. No. 4581-VCP, and appointed Co-Lead Counsel and Plaintiffs' Executive Committee (collectively, "Plaintiffs' Counsel") to prosecute the consolidated Action on behalf of Plaintiffs and the proposed class; and

        WHEREAS, the Court directed Co-Lead Counsel to designate a complaint filed in one of the Delaware Actions, or a subsequently filed consolidated complaint to serve as the operative complaint for purposes of the Action, and ordered that Defendants need not respond to any of the previously filed complaints in the Delaware Actions; and

        WHEREAS, on June 8, 2009, Plaintiffs served initial discovery requests upon Defendants; and

        WHEREAS, on June 8, 2009, New DIRECTV filed with the United States Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 ("Registration Statement"), which included a preliminary joint proxy statement/prospectus of DIRECTV (the "Preliminary Joint Proxy/Prospectus") in order to solicit approval of the Merger; and

        WHEREAS, on June 12, 2009, the Court entered and approved the Joint Stipulation and [Proposed] Order regarding Scheduling and Expedited Discovery (the "Joint Stipulation"), which Ordered Plaintiffs to serve a consolidated complaint and Ordered the parties to proceed with discovery on an expedited basis; and

        WHEREAS, on June 19, 2009, Co-Lead Counsel filed a Verified Consolidated Class Action Complaint (the "Consolidated Complaint") against Defendants alleging, among other things, that certain Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties owed by other Defendants, to DIRECTV and its unaffiliated shareholders, in connection with the negotiation and execution of the Merger Agreement, and alleged that the disclosures set forth in the Preliminary Joint Proxy/Prospectus were materially inaccurate and misleading, in which actions Plaintiffs generally sought declaratory relief that certain Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties by other Defendants, injunctive relief to prevent such breaches, damages, and/or fees and expenses; and

        WHEREAS, on June 19, 2009, Defendants began to produce, on a rolling basis, documents responsive to Plaintiffs' discovery requests; and

        WHEREAS, between July 22, 2009 and July 27, 2009, all Defendants filed answers to the Consolidated Complaint, denying all material allegations contained in such complaint; and

        WHEREAS, on July 30, 2009, New DIRECTV filed with the SEC an Amendment No. 1 to Form S-4, which included an amended preliminary joint proxy statement/prospectus (the "Amended Preliminary Joint Proxy/Prospectus"), which included additional disclosures addressing certain of the statements and omissions alleged by Plaintiffs to be materially misleading in the Consolidated Complaint; and

        WHEREAS, pursuant to the Court's Order dated June 12, 2009, the parties have engaged in expedited discovery during which Defendants and their financial advisors have produced over 300,000 pages of documents responsive to Plaintiffs' discovery requests and subpoenas in the Action, and which document production is ongoing as contemplated by this Stipulation; and

        WHEREAS, a shareholder class action captioned City of Pontiac General Employees' Retirement Sys. v. The DirecTV Group, Inc., Case No. BC414654, was filed in the Superior Court for the State of California, County of Los Angeles asserting claims against Defendants relating to the Merger Agreement; and

        WHEREAS, the parties now wish to resolve the claims asserted by Plaintiffs in the Action, and all claims relating to or arising out of the Merger, the Merger Agreement and the transactions contemplated thereby, the parties have, following arm's-length negotiations, reached an agreement as set forth in this Stipulation providing for the settlement of the Action on the terms and conditions set forth below (the "Settlement"), and the parties believe the Settlement is in the best interests of the parties and the Class (as defined in paragraph 4 below);

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.     Applicable Defendants and New DIRECTV shall (a) amend and cause to be amended the Merger Agreement and the proposed New DIRECTV Charter (and any other affected document) as necessary to implement the actions set forth in Exhibit A to this Stipulation and provide public notice thereof through appropriate filings with the SEC as soon as practicable after the date hereof, and (b) amend the proxy statement concerning the Merger and the transactions related thereto (the "Proxy Materials") to include the additional disclosures set forth in Exhibit B to this Stipulation. Defendants acknowledge that incorporation in the Proxy Materials of the additional disclosures set forth in Exhibit B resulted from, and in response to, the claims asserted by Plaintiffs and from other efforts of their counsel.(1)

        2.     Within three (3) business days of the execution of this Stipulation by all of the parties hereto, counsel shall inform the Court of the execution of this Stipulation.

(1)
The SEC has also sought additional disclosures that may overlap with those set forth on Exhibit B.

        3.     Plaintiffs shall be afforded such discovery and additional due diligence, including documents and depositions, as is reasonably necessary for Plaintiffs to verify the reasonableness of the Settlement ("Confirmatory Discovery"), and the parties will attempt in good faith to complete such discovery by October 23, 2009.

        4.     The parties shall seek conditional certification, for settlement purposes only, pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2), of a non-opt out class which shall include all persons or entities who held shares of common stock of DIRECTV (or any interest therein), either of record or beneficially, at any time between May 3, 2009 and the consummation of the Merger (the "Class"). Excluded from the Class are Defendants, members of the immediate family of any Individual Defendant, any entity in which a Defendant owns over 50% of the equity or over 50% of the voting power, officers of Defendants, and the legal representatives, agents, executors, heirs, beneficiaries, legatees, direct or indirect successors, principals, transferees or assigns of any such excluded person.

        5.     As soon as practicable, the parties shall seek final approval of the Settlement and entry of an order and final judgment (the "Judgment") in the form attached hereto as Exhibit C, dismissing with prejudice the Action and barring, settling, and releasing any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues, known or unknown (including Unknown Claims, as defined below), contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent (including, but not limited to, any of the foregoing arising under federal, state, foreign, or common law, including federal and state securities laws and regulations) (collectively, "Claims"), that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by or on behalf of Plaintiffs or any member of the Class (collectively, the "Releasing Persons"), on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, whether individual, direct, class, derivative, representative, legal, equitable, or in any other capacity, against Defendants, New DIRECTV, or any member of the immediate families of the Individual Defendants, and their respective parents, entities, controlling persons, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, co-insurers, re-insurers, consultants, accountants, investment bankers, commercial bankers, lenders, counter-parties, entities providing fairness opinions, underwriters, brokers, dealers, advisors, agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, assigns and any counsel to any of the foregoing (collectively, the "Released Persons") which arise out of or relate to the Releasing Persons' status as holders of shares of DIRECTV (or any interest therein) between May 3, 2009 and the consummation of the Merger, and (i) the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations, or omissions giving rise to the allegations in the Action; (ii) the Merger; or (iii) the Merger Agreement, as amended, and the agreements and transactions contemplated thereby, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures) (collectively, the "Settled Claims"), provided however, that the Settled Claims shall not include any claims to enforce this Stipulation, any order entered by the Court in this Action, or the Settlement.

        6.     The Judgment shall also bar, settle, and release any and all Claims that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by Defendants, or any and all of their respective direct and indirect successors in interest, predecessors, principals, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming from, through or under, any of them (the "Defendants' Related Persons"), against Plaintiffs, the Class members and their counsel arising out of or relating to the filing, prosecution or settlement of the Action (the "Settled Defendants' Claims"); provided however, that the Settled Defendants' Claims shall not include the right of Defendants to enforce the terms of this Stipulation, any order entered by the Court in this Action, or the Settlement.

        7.     "Unknown Claims" means (a) any Claims that Plaintiffs, any Class members and their counsel do not know or suspect exist in his, her or its favor at the time of the release of the Settled Claims as against the Released Persons, and (b) any Claims that Defendants or any Defendants' Related Person do not know or suspect exist in his, her or its favor at the time of the release of the Settled Defendants' Claims as against Plaintiffs, the Class members and their counsel, in each case, including, without limitation, those Claims which, if known, might have affected the decision to enter into, or not object to, this Stipulation and/or the Settlement. With respect to any of the Settled Claims and Settled Defendants' Claims, the parties to this Stipulation stipulate and agree that upon the Effective Date (as defined in paragraph 11 below), Plaintiffs and Defendants shall expressly, and each member of the Class and each of the Defendants' Related Persons shall be deemed to have, and by operation of the Judgment shall have, waived, relinquished and released any and all provisions, rights and benefits conferred or under Cal. Civ. Code § 1542, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." Plaintiffs and Defendants acknowledge, and the members of the Class and the Defendants' Related Persons by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true by them with respect to the Settled Claims or the Settled Defendants' Claims, as the case may be, but that it is the intention of Plaintiffs and Defendants, and by operation of law the intention of the members of the Class and the Defendants' Related Persons, to completely, fully, finally and forever compromise, settle, release, discharge, and extinguish any and all Settled Claims and Settled Defendants' Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs and Defendants acknowledge, and the members of the Class and the Defendants' Related Persons by operation of law shall be deemed to have acknowledged, that "Unknown Claims" are expressly included in the definitions of "Settled Claims" and "Settled Defendants' Claims," and that such inclusion was separately bargained for and was a key element of the Settlement and was relied upon by each and all of the Released Persons and the Plaintiffs in the Action and their counsel in entering into this Stipulation.

        8.     From execution of this Stipulation until entry of the Judgment or termination of this Stipulation in accordance with its terms, Plaintiffs shall not initiate any other proceedings asserting the Settled Claims.

        9.     This Stipulation and the Settlement described herein shall not be legally binding upon any party unless and until this Stipulation is executed by all of the signatories below. This Stipulation and the Settlement may be terminated (a) by Plaintiffs if, within five (5) business days following the later to occur of (i) the date provided for completion of Confirmatory Discovery set forth in paragraph 3 above, and (ii) the actual date of completion of Confirmatory Discovery, Plaintiffs deliver to Defendants written notice that, as a result of additional information obtained in such Confirmatory Discovery which was unavailable prior thereto, Plaintiffs have in good faith determined that the proposed Settlement is not fair, adequate, and reasonable; or (b) by any party hereto by providing written notice to all other parties of an election to do so within fifteen (15) business days following: (i) June 30, 2010 in the event that the Court does not enter the Judgment granting final approval of the Settlement by such date; (ii) the date upon which the Judgment entered by the Court is materially modified or reversed on appeal (and for the avoidance of doubt, the Judgment does not encompass the "Fee Award," as defined in paragraph 10 below); or (iii) the date upon which the Merger Agreement is terminated without the Merger being completed. Should this Stipulation not be fully executed by all of the parties hereto, or in the event that this Stipulation is terminated as provided above, this Stipulation and any orders that may have been entered by any court in connection with this Stipulation shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to the Action or any other litigation or proceeding. In such event, neither the existence of this Stipulation nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Action or in any other litigation or proceeding.

        10.   Subject to entry of the Judgment as provided in paragraph 5 above, DIRECTV will pay, and in connection with the Merger will cause New DIRECTV to assume all obligations to pay, to Plaintiffs' Counsel such attorneys' fees and expenses, if any, as are awarded by the Court (the "Fee Award"). Any award of attorneys' fees shall be paid by DIRECTV (or New DIRECTV if payment shall be made following the date of consummation of the Merger) to Plaintiffs' Counsel within ten (10) business days after entry by the Court of the Fee Award (subject to entry of the Judgment). Plaintiffs' Counsel agree, on a joint and several basis, to pay back to DIRECTV (or New DIRECTV if payment shall be made following the date of consummation of the Merger) any Fee Award paid to them in the event (i) the Court's Fee Award is reduced or reversed on appeal, or (ii) the Merger Agreement is terminated without the Merger being completed; provided, however, that if the Merger Agreement is approved by an affirmative vote of the majority of the holders of the common stock of DIRECTV not held or controlled by Liberty Media, LEI or John C. Malone, but the Merger Agreement is thereafter terminated and the Merger is not completed, then Plaintiffs' Counsel agree, on a joint and several basis, to pay back to DIRECTV 50% of any Fee Award paid to them upon the termination of the Merger Agreement. Other than as set forth in this paragraph, Defendants shall have no obligation to pay or reimburse any fees, expenses, costs, or damages alleged or incurred by Plaintiffs, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives with respect to the Action or Settled Claims and Defendants shall have no responsibility for and no liability with respect to any fee and/or expense allocation among Plaintiffs' Counsel and/or any other person who may assert any claim thereto. Court approval of the Settlement shall not in any way be conditioned on Court approval of any application for attorneys' fees and/or expenses. Defendants shall not oppose an application by Plaintiffs' Counsel for an award of attorneys' fees and expenses to the extent that such application does not exceed $7,000,000 in the aggregate. No other application for attorneys' fees and expenses shall be filed, and Plaintiffs' Counsel expressly waive any right to seek any award of such fees and expenses except as provided in this paragraph.

        11.   The effective date of this Settlement (the "Effective Date") shall be the date on which the Judgment becomes final and no longer subject to further direct appeal or other direct review, whether by exhaustion of any possible appeal, lapse of time, or otherwise.

        12.   Whether or not the Court approves the Settlement, DIRECTV will be, and it will cause New DIRECTV to become, solely responsible for the costs of providing notice of the Settlement to the Class and for providing such notice of the Settlement to the Class, and in no event shall Plaintiffs, the Class members or their counsel be responsible for any costs of notice.

        13.   The provisions contained in this Stipulation shall not be deemed a presumption, concession, or admission by any party or any Released Person or Class member of any fault, liability, or wrongdoing or lack of any fault, liability, or wrongdoing, as to any facts or claims alleged or asserted in the Action, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, or offered, revealed in evidence, or otherwise used by any person in the Action or in any other action or proceeding, whether civil, criminal, or administrative, except in connection with any proceeding to enforce the terms of this Settlement.

        14.   Plaintiffs represent and warrant that they are record or beneficial owners of DIRECTV common stock and have been DIRECTV stockholders at all relevant times, and that none of their

Claims or causes of action that are referred to in this Stipulation or that could have been asserted in the Action have been assigned, encumbered, or in any manner transferred in whole or in part.

        15.   Plaintiffs and their counsel believe that (i) the claims that Plaintiffs have asserted in the Action have legal merit, although they recognize that there are legal and factual defenses to such claims that Defendants have raised and/or might have raised, and (ii) subject to Confirmatory Discovery, the Settlement is fair, reasonable, adequate, and in the best interests of Plaintiffs and the Class.

        16.   This Stipulation may be executed in counterparts by facsimile, imaging or original signature by any of the signatories hereto and as so executed shall constitute one agreement.

        17.   This Stipulation shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles. Any dispute arising out of this Settlement or Stipulation shall be litigated in the Delaware Chancery Court to the extent it accepts jurisdiction; to the extent this Court does not accept jurisdiction, any such dispute shall be litigated in state or federal courts in Delaware.

        18.   Each of the attorneys executing this Stipulation has been duly empowered and authorized by his/her or its respective client(s) to do so.

        19.   This Stipulation constitutes and contains the entire agreement and understanding between the parties concerning the settlement of the Action, and supersedes and replaces all prior negotiations and representations, and all agreements proposed or otherwise, whether written or oral, concerning the settlement of the Action. This Stipulation may not be amended, modified, superseded, changed, or cancelled, and the terms and conditions hereof may not be waived, except by a written instrument signed by each of the parties expressly stating that it is intended to modify this Stipulation. Each party agrees that, in interpreting and applying the terms and provisions of this Stipulation, no party shall be deemed the drafter of any provision, and that no presumption shall exist or be implied for or against any party as a result of who drafted any provision.

        20.   This Stipulation, and the rights and duties of the parties under this Stipulation, are binding upon the parties and also shall inure to the benefit of and be binding upon Class Members, the Released Persons and their respective successors and permitted assigns.

        21.   As soon as practicable after this Stipulation has been executed, the parties will apply to the Court for the entry of a Scheduling Order in substantially the form attached hereto as Exhibit D, providing, among other things, that the Action shall proceed, for purposes of this Settlement only, as a class action on behalf of the Class, approving the manner and form of notice to the Class and scheduling a final approval hearing.

        22.   DIRECTV shall cause (and in connection with the Merger will cause New DIRECTV to assume all obligations to cause) notice to the Class to be given in the manner directed by the Court. In connection with the application to the Court for entry of the Scheduling Order, the parties shall seek Court approval to provide notice of the pendency of the Action, the Settlement provided by this Stipulation, the final approval hearing, and the right of Class members to appear thereat, substantially in the form attached hereto as Exhibit E (the "Notice"), by means of (1) a Form 8-K filing with the SEC that includes a copy of the Notice and the Stipulation, and (2) the posting of the Notice and the Stipulation on the Company's website, which shall remain available until the expiration date of the time for filing or noticing any appeal from the Court's Judgment approving the Settlement. DIRECTV shall also provide a description of the Settlement terms in the Proxy Materials, together with the date and time of the final approval hearing and the deadline and manner for Class members to file objections to the Settlement and/or the Fee Application. DIRECTV shall assume administrative responsibility for and will pay (and in connection with the Merger will cause New DIRECTV to assume all obligations to pay) all costs and expenses related to preparing and disseminating the Notice, and in no event shall Plaintiffs, the Class or Plaintiffs' Counsel be responsible for any notice costs or expenses.

        IN WITNESS WHEREOF, the parties intending to be legally bound, have caused this Stipulation to be executed and delivered as of the date first written above.

GRANT & EISENHOFFER P.A.	CONNOLLY, BOVE, LODGE & HUTZ LLP
/s/ MICHAEL J. BARRY	/s/ COLLINS J. SEITZ, JR.

Stuart M. Grant (Bar No. 2526)
Michael J. Barry (Bar No. 4368)
Cynthia A. Calder (Bar No. 2978)
1201 N. Market Street
Wilmington, Delaware 19801
Telephone: (302) 622-7000

BERNSTEIN LITOWITZ BERGER &
GROSSMANN LLP
Mark Lebovitch
Samuel Lieberman
1285 Avenue of the Americas
New York, New York 10019
Telephone: (212) 554-1400	Collins J. Seitz, Jr. (Bar No. 2237)
David E. Ross (Bar No. 5228)
Bradley R. Aronstam (Bar No. 5129)
The Nemours Building
1007 North Orange Street
P.O. Box 2207
Wilmington, Delaware 19899
Telephone: (302) 658-9141

 Counsel for Defendants The DIRECTV Group,
Inc. DTVG One, Inc., DTVG Two, Inc., and
Chase Carey
Co-Counsel for Plaintiffs
POTTER, ANDERSON & CORROON LLP	RICHARDS, LAYTON & FINGER, P.A.
/s/ PETER J. WALSH, JR.	/s/ RAYMOND J. DICAMILLO

Michael B. Tumas (Bar No. 2310)
Peter J. Walsh, Jr. (Bar No. 2437)
1313 North Market Street
Wilmington, Delaware 19801
Telephone: (302) 984-6000

 Counsel for Defendants Liberty Media
Corporation Liberty Entertainment, Inc.,
Mark D. Carleton, Gregory B. Maffei,
and John C. Malone	Raymond J. DiCamillo (Bar No. 3188)
One Rodney Square
Wilmington, Delaware 19801
Telephone: (302) 651-7700

 Counsel for Neil R. Austrian, Ralph F. Boyd,
Charles R. Lee, Peter A. Lund, Nancy S.
Newcomb, and Haim Saban

EXHIBIT A

Settlement Term Sheet*

1.     Separate Class A Vote

        The Merger Agreement will be amended to add a provision to the form of Certificate of Incorporation of Holdings (the "Holdings Charter") to the effect that in the event Holdings (which term, for purposes of this term sheet, will be deemed to include the successor in interest to Holdings resulting from any merger involving Holdings in which (x) the persons owning common stock of Holdings immediately prior to such merger are the only recipients of common stock of such successor and (y) the rights, privileges and preferences of the respective classes of common stock received by such holders of Class A common stock and Class B common stock are, in all material respects, the same as the rights, privileges and preferences of the Class A common stock and Class B common stock, respectively, held by such persons, immediately prior to the merger) proposes to engage in a merger, consolidation or sale of all or substantially all of its assets (a "Subject Transaction") (i) the effectiveness of which under Delaware law would require the approval of the holders of the common stock of Holdings (which, for the avoidance of doubt, will not include situations where a Class B Consent (as defined in the Holdings Charter) is required pursuant to the Holdings Charter but stockholder approval otherwise is not required) and (ii) the terms of such Subject Transaction provide that the holders of Class A common stock are to receive consideration per share of Class A common stock which is different in form or amount from the consideration to be received by the holders of Class B common stock per share of Class B common stock in such Subject Transaction, then in addition to the approvals otherwise required by Delaware law, such transaction will also require the approval of a majority of the outstanding shares of Class A common stock, voting as a separate class.

2.     Corporate Opportunity Limitation

        The Merger Agreement will be amended by deleting in its entirety Article IX of the Holdings Charter.

3.     Standstill Agreement

        The Malones will enter into a standstill arrangement with Holdings covering the period commencing on the effectiveness of the Mergers and ending at the close of business on the Business Day immediately preceding the third anniversary of the Mergers, providing that none of the Malones will acquire shares of Class A common stock of Holdings other than in a Permitted Acquisition. Such standstill arrangement will not be modified without either (i) the approval of the Board of Holdings (including the unanimous approval of the Qualifying Directors (as defined below) then serving on the Board of Directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Class A common stock (other than shares held by the Malones). Each of the following will be deemed a Permitted Acquisition for this purpose:

  (a)
  acquisitions of shares of Class A common stock from Holdings pursuant to the Merger Agreement;

  (b)
  acquisitions of shares of Class A common stock from another Malone;

  (c)
  acquisitions of shares of Class A common stock pursuant to the grant, exercise or vesting of any equity incentive awards;

*
The provisions of this Term Sheet would be implemented upon execution of a mutually acceptable settlement agreement among the parties; provided, that in the event final court approval of such settlement agreement is not obtained by June 30, 2010, the changes in the terms of the transaction provided herein (other than those referred to in paragraphs 4 and 7) would become null and void.

  (d)
  acquisitions of shares of Class A common stock as a result of any stock dividend, stock split or other distribution so long as such dividend or distribution is made on a pro rata basis to all holders of common stock of Holdings;

  (e)
  acquisitions of shares of Class A common stock pursuant to the exercise of any rights, warrants or other securities issued or distributed to all holders of common stock on a pro rata basis;

  (f)
  acquisitions of shares of Class A common stock received in exchange for shares of Class B common stock so long as the aggregate voting power of the Malones (as a group) does not increase as a result of such exchange;

  (g)
  acquisitions of shares of Class A common stock upon the redemption of shares of Class B common stock following the death of John C. Malone in accordance with the provisions of the Holdings Charter; and

  (h)
  commencing on the first anniversary of the Split-Off Effective Time, acquisitions of shares of Class A common stock (in open market transactions or otherwise) in an amount not to exceed a number of shares equal to 1.0% of the number of shares of common stock outstanding (on a fully diluted basis) immediately following the effective time of the Mergers (with such number of shares to be subject to adjustment to reflect the effects of stock splits, reverse splits, stock dividends and similar events occurring after such effective time); provided that the Malones will not acquire more than 50% of the number of shares permitted to be acquired pursuant to this clause (h) prior to the second anniversary of the Split-Off Effective Time; and provided, further, that shares acquired by any Malone pursuant to clauses (a) through (g) above will not be counted against acquisitions permitted pursuant to this clause (h).

4.     Majority of Minority Vote

        The DIRECTV Proxy Statement and the Merger Agreement will be amended as needed to reflect the agreement that DIRECTV will not waive the condition to closing of the Mergers set forth in Section 7.1(c) of the Merger Agreement.

5.     Right to Call Special Meeting

        The Merger Agreement will be amended to add a provision to Section 7.1 of the Holdings Charter permitting the holders of 10% or more of the outstanding shares of Class A common stock to require that the Board of Directors of Holdings call and hold a special meeting of stockholders of Holdings.

6.     Board Independence

        The Merger Agreement will be amended by adding a provision to the form of By-laws of Holdings requiring that a majority of the entire Board of Directors be Qualifying Directors and that at least fifty percent (50%) of each of the audit committee, compensation committee and any "special transaction committee" hereafter established by the Board be comprised of Qualifying Directors. For these purposes, a director will be considered a "Qualifying Director" if such director meets the requirements of a Qualifying Director attached hereto as Exhibit A, and a "special transaction committee" shall mean a committee of the Board that is established for the purpose of evaluating a change of control transaction proposal received by Holdings (it being understood that the Board shall be responsible for determining whether a special transaction committee should be established in any given instance). The By-law provisions implementing the foregoing may be amended by either (i) the approval of the Board of Holdings (including the unanimous approval of the Qualifying Directors then serving on the Board of Directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Class A common stock (other than shares held by the Malones), provided that no such amendment by the Board pursuant to the preceding clause (i) may be made prior to the third anniversary of the Mergers.

7.     Modifications to DIRECTV Proxy Statement

        The DIRECTV Proxy Statement will be amended to incorporate the various modifications reflected in Exhibit B (which are in addition to those modifications previously agreed upon and incorporated in prior drafts of such Proxy Statement).

8.     Termination.

        The provisions hereof (other than those in paragraphs 2, 4, 5 and 7) and the standstill agreement referred to in paragraph 3 hereof shall cease to have further applicability upon the earlier to occur of (i) such time as the Malones in the aggregate do not own shares of Class B common stock of Holdings entitling them to vote at least 10% of the combined voting power of Class A and Class B common stock, and (ii) the death of Mr. John Malone.

EXHIBIT A

        "Qualifying Director" means a director who:

  A.
  Is not currently, and within the last five years has not been, employed by Holdings (which is referred to in this Exhibit A as the "Company") or by a Company Affiliate.

  B.
  Has not received during any 12-month period in the last three years more than $50,000 in direct compensation from the Company or from a Company Affiliate, exclusive of:

  i.
  Director and committee fees, including bona fide expense reimbursements.

  ii.
  Payments arising solely from investments in the Company's or such Company Affiliate's securities

  iii.
  Payments in respect of a pension or other form of deferred compensation for prior service, provided that such payments are pursuant to plans or arrangements of the Company or such Company Affiliate generally available to similarly situated personnel.

  C.
  Is neither currently employed as an executive officer, nor is an Affiliate, of a company that provides professional, advisory or consulting services to the Company or to a Company Affiliate that has received more than $250,000 from the Company or such Company Affiliate during any 12-month period in the last two years.

  D.
  Is neither currently employed as an executive officer, nor is an Affiliate, of (i) a customer or supplier of the Company or a customer or supplier of a Company Affiliate that has made payments to, or received payments from, the Company or such Company Affiliate that exceed the greater of $200,000 or 1% of such other company's consolidated gross revenues in the most recent full fiscal year or (ii) a debtor or creditor of the Company or a debtor or creditor of a Company Affiliate where the amount owed to or by the Company or such Company Affiliate exceeds the greater of $200,000 or 1% of such company's assets, determined at the end of the most recently completed fiscal year of such other company.

  E.
  Is neither currently employed as an executive officer nor an Affiliate of a not-for-profit entity (including charitable organizations) that receives annual contributions from the Company or from a Company Affiliate that exceed $200,000.

  F.
  Is not, and for the past five years has not been, an executive officer of a for-profit company in which the CEO or another executive officer of the Company serves on the board.

  G.
  Is not an immediate family member of an individual who has had any of the relationships described above within the time periods described above.

Solely for purpose of the definition of "Qualifying Director," (i) a person shall be considered an "Affiliate" of another person if such first person exercises a controlling influence over the management or policies of such other person, whether through the ownership of securities, by contract or otherwise, and any person who beneficially owns, directly or indirectly, at least twenty percent (20%) or more of the voting interests of such other person is an Affiliate of such other person unless at such time another person or group of persons acting in concert owns in excess of fifty percent (50%) of the voting interests of such other person; (ii) "Company Affiliate" means a person that is currently or was at any time during the prior twenty-four months an Affiliate of the Company or of The DIRECTV Group, Inc. (iii) "immediate family member" means an individual's spouse, parent and any person who shares an individual's home; and (iv) "executive officer" shall have the meaning ascribed thereto under the Securities Exchange Act of 1934, as amended. In determining whether any individual is a Qualifying Director under the foregoing definition (a) the Company shall be entitled to rely on information provided by such individual to the Company; and (b) the determination of a majority of the Qualifying Directors (other than such individual) shall be presumed to be valid.

EXHIBIT B

EXHIBIT B

PROXY STATEMENT AMENDMENTS RESPONSIVE TO PLAINTIFFS'
DISCLOSURE-RELATED ALLEGATIONS

In the "Dear Stockholder" Letter

        LEI will hold Liberty's entire interest in DIRECTV (currently approximately 57% of the economic interest and approximately 48% of the voting interest), 100% of Liberty Sports Holdings LLC, 65% of Game Show Network, LLC and approximately $50 million in cash and cash equivalents, together with approximately $2 billion of indebtedness related to Liberty's acquisition of DIRECTV common stock in April 2008.

        Upon completion of the transactions contemplated by the merger agreement, DIRECTV's former stockholders (other than Liberty or LEI) will collectively own approximately 45% of the common stock of Holdings, and LEI's former stockholders will collectively own approximately 55% of the common stock of Holdings. LEI's former stockholders in the aggregate will control approximately 66% of the total voting power of Holdings common stock as a result of the high vote stock being issued to the Malones and DIRECTV's former stockholders (other than Liberty or LEI) will collectively control approximately 34% of the total voting power of Holdings, compared to their prior voting control of approximately 52% of DIRECTV. However, after the mergers, DIRECTV's former stockholders (other than Liberty or LEI) and LEI's public stockholders (other than the Malones) will, in the aggregate, control approximately 76% of the total voting power of Holdings common stock, as compared to approximately 52% controlled by DIRECTV stockholders (other than Liberty or LEI) prior to the mergers. Holdings Class A common stock is expected to be listed on the NASDAQ Global Select Market under DIRECTV's current ticker symbol, "DTV". The Holdings Class B common stock will not be listed on any stock exchange or automated dealer quotation system.

In the Notice of Special Meeting:

        Adoption of the merger agreement requires the affirmative vote of holders of record, as of the record date for the DIRECTV special meeting, voting together as a single class, of a majority of the outstanding shares of DIRECTV common stock in favor of adoption of the merger agreement. In addition to the foregoing, the ~~board of directors of DIRECTV is seeking the~~ affirmative ~~vote~~votes of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Voting and Right of First Refusal Agreement are closing conditions to the mergers.

In the "Questions and Answers About the Transaction" section:

Q.    What is the proposed transaction for which I am being asked to vote?

*    *    *

        The Malone Agreement provides, among other things, that after the Split-Off, but immediately prior to the mergers, the Malones will exchange each of their outstanding shares of LEI Series B common stock (carrying 10 votes per share, having certain limited consent rights and being subject to certain other conditions) for a number of shares of Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other conditions) equal to the LEI exchange ratio, which we refer to as the "Malone Contribution". Immediately after the mergers, it is estimated that the Malones will hold approximately 3,127,315 shares of Holdings Class A common stock and approximately 21,806,138 shares of Holdings Class B common stock. This will give the Malones an approximate 3% economic interest in Holdings and 24.23% of the voting power of

Holdings common stock (due to the Holdings Class B common iv stock carrying 15 votes per share and after giving effect to the 24% cap on the voting power of Holdings Class B common stock held by the Malones). The shares of Holdings Class A common stock that are anticipated to be owned by the Malones would represent approximately 0.23% of the total voting power of Holdings common stock immediately after the completion of the mergers and the shares of Holdings Class B common stock that are anticipated to be owned by the Malones would represent approximately 26.0% of the total voting power of Holdings common stock immediately after completion of the mergers. However, pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights with respect to their Holdings Class B common stock to 24% of the total voting power of Holdings common stock. As a result, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24.23% of the total voting power of Holdings common stock immediately after completion of the mergers.

Q.    What stockholder approvals are needed for DIRECTV?

*    *    *

        In addition, the ~~board of directors of DIRECTV is seeking the~~ affirmative ~~vote~~votes of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement are closing conditions to the mergers.

Q.    Why is the board of directors of DIRECTV seeking the adoption of the merger agreement and the approval of the Malone Agreement by disinterested holders of DIRECTV common stock?

A.
The adoption of the merger agreement and the approval of the Malone Agreement by the affirmative vote of the holders of record~~, as of the record date for the DIRECTV special meeting, voting together as a separate class,~~ of a majority of the outstanding shares of DIRECTV common stock~~, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr, Malone or any director or officer of Liberty,~~ held by disinterested holders is not required by either the terms of DIRECTV's amended and restated certificate of incorporation or by Delaware law. DIRECTV has decided, however, ~~that it is appropriate to seek such adoption and approval to ensure that~~to give the disinterested holders of DIRECTV common stock ~~have~~ the power to determine whether the various transactions contemplated by the merger agreement and the Malone Agreement are acceptable to them. Adoption of the merger agreement and approval of the Malone Agreement in each case by holders of a majority of the outstanding shares of the DIRECTV common stock held by disinterested holders are conditions to completion of the mergers. Although the merger agreement permits the waiver of certain conditions to completion of the mergers, the merger agreement prohibits DIRECTV from waiving the condition that in order to consummate the mergers DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone.

        DIRECTV believes, among other things, that the adoption of the merger agreement and the approval of the Malone Agreement by such disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by such agreements. Ratification is an expression of approval by the stockholders of one or more matters for which their approval is not necessarily required as a matter of law. In general, ratification by stockholders may be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving waste, fraud, or similar egregious conduct). The Delaware case law relating to the legal effect of stockholder ratification and whether the doctrine of stockholder ratification will be applicable to the adoption of the merger agreement and approval of the Malone Agreement by disinterested stockholders is not entirely clear. Recent Delaware case law suggests that the ability of stockholder ratification to extinguish claims may be available only in limited circumstances. That recent case law also suggests that the doctrine of stockholder ratification is not applicable if the stockholder vote approving the particular transaction is a vote required under Delaware law or a corporation's charter to authorize the transaction.

~~Q.~~    Why is DIRECTV proposing the mergers?

A.
DIRECTV believes that substantial benefits to its stockholders can be obtained as a result of the mergers, including:

•
elimination of the ~~transactions eliminate the existing~~ approximate ~~54~~56% concentration of ownership (and approximate 48% concentration of voting power) ~~by Liberty~~ of DIRECTV common stock ~~which will provide~~held by Liberty (or post Split-Off, held by LEI), resulting in greater liquidity of Holdings common stock, greater operating and governance independence ~~to~~for Holdings and ~~will also climinate~~elimination of the risk that Liberty could transfer control of DIRECTV without the DIRECTV public stockholders ~~obtaining~~participating in any control premium;

•
elimination of a single stockholder, or group of stockholders, with the absolute ability to veto change of control transactions, providing Holdings more flexibility to pursue strategic transactions:

•
~~the absence of special veto rights associated with the Holdings Class B common stock to be acquired by the Malones, the right of first refusal and redemption right on the Malones' shares of Holdings Class B common stock in favor of DIRECTV, the applicability to Holdings of Section 203 of the DGCL and the reduction in voting power for the Malones relative to their current voting power in Liberty, all of which reduce the level of control and~~reducing the level of influence that the Malones can exert over Holdings as compared with the level of ~~control and~~ influence the Malones currently possess with regard to Liberty and, through Liberty, DIRECTV;

•
~~the transactions will eliminate~~elimination of share arbitrage ~~situations between~~opportunities created by the ability to acquire an interest in DIRECTV through the purchase of either Liberty Entertainment common stock ~~and~~or DIRECTV common stock;

•
~~with an increased public float, and no single stockholder or group holding a blocking right as to significant transactions, DIRECTV will have more flexibility to pursue strategic opportunities, thereby creating the potential for obtaining a control premium for all DIRECTV stockholders in a future transaction;~~

•
~~the transactions mitigate~~mitigation of the risk of a third party gaining effective control of DIRECTV without paying a premium to all DIRECTV stockholders by (i) buying shares of Liberty Entertainment common stock (prior to, but in anticipation of, the Split-Off) or LEI stock (after the Split-Off) from Mr. Malone or in the open market ~~without paying a premium to all DIRECTV stockholders~~ or (ii) acquiring ~~all of LEI without paying a premium to all DIRECTV stockholders~~LEI;

•
~~the transactions result in DIRECTV~~increasing share liquidity ~~increasing~~ by 115%, ~~thereby~~potentially creating additional index fund demand (S&P 500 and NASDAQ); and

•
~~the fact that the DIRECTV public stockholders will continue to own approximately 47% of Holdings following the mergers and that Holdings will include the three regional sports networks~~

~~and a 65% interest in the Game Show Network (and its wholly owned subsidiary, FUN Technologies); and~~

  •
  the expectation that the exchange of DIRECTV common stock for Holdings common stock, pursuant to the DIRECTV merger, generally would be nontaxable to DIRECTV stockholders.

        DIRECTV also considered a number of potentially countervailing factors and risks, including the following:

  •
  the risk that the transactions might not be consummated in a timely manner or at all;

  •
  the fact that DIRECTV, on a consolidated basis, will assume approximately $2 billion in debt, and associated equity collars, owed by LEI to Bank of America and the risk that some or all of such debt, and associated loss (or gain) related to the equity collars, may be required to be repaid at or shortly after the closing of the mergers;

  •
  the fact that DIRECTV officers and employees have expended and will expend extensive efforts attempting to complete the transactions and have experienced and will experience significant distractions from their work during the pendency of the transactions, and that DIRECTV has incurred and will incur substantial transaction costs in connection with the transactions even if the transactions are not consummated;

  •
  the risk that LEI and Holdings could become liable for substantial transaction related taxes pursuant to the Tax Sharing Agreement with Liberty;

  •
  the requirement to provide the Malones with Holdings Class B common stock which carries 15 votes per share, and the attendant risk that the Malones' 24,23% voting power of Holdings common stock (after giving effect to the 24% cap on the voting power of Holdings Class B common stock held by the Malones) could make stockholder approval in a subsequent transaction more difficult to obtain without the approval of the Malones;

  •
  the premium DIRECTV will pay to LEI stockholders of approximately 5.6% of LEI's net asset value and approximately 20.7% of Liberty Entertainment's common stock market value as of May 1, 2009;

  •
  the risk that a third party seeking to acquire DIRECTV in a subsequent transaction might not pay the same premium to all DIRECTV stockholders, as such party could offer to pay a greater premium to the Malones than the holders of the Holdings Class A common stock to either purchase the Malones' Holdings Class B common stock or obtain the approval of the Malones for such transaction; and

  •
  the dilution of the voting power of DIRECTV stockholders (other than Liberty or LEI) from approximately 52% of the voting power of DIRECTV pre-mergers to approximately 34% of the voting power of Holdings post-mergers.

        DIRECTV also considered, among other things, the following factors in making its decision to recommend to the stockholders of DIRECTV both the adoption of the merger agreement and the approval of the Malone Agreement:

  •
  the fact that the special committee of DIRECTV's board of directors received an opinion from Morgan Stanley & Co. Incorporated, its financial advisor, that, as of the date of such opinion, and based upon and subject to various considerations, assumptions and limitations set forth in the opinion, the DIRECTV exchange ratio, pursuant to and as defined in the merger agreement, was fair, from a financial point of view, to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates), taking into account the transactions contemplated by the merger agreement (including the exhibits thereto) and the other transaction agreements referred to in the merger agreement. However, Morgan Stanley was not asked to express an opinion regarding, and Morgan Stanley's opinion did not address, the relative fairness of the consideration to be received by the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as compared with the consideration to be received by Liberty, LEI, Mr. Malone, any of their respective affiliates or the holders of LEI common stock in the transactions;

Q:    What is the Greenlady Debt Restructuring and why is it important?

A:
Prior to the closing of the mergers, Liberty and LEI will use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the approximately $2 billion principal amount of debt Greenlady II, LLC, an indirect wholly owned subsidiary of Liberty, had outstanding as of June 30, 2009, which we refer to as the "Greenlady Debt", in a manner reasonably satisfactory to DIRECTV, including a release of any and all liens held by Bank of America on the shares of DIRECTV common stock held by Greenlady II, which we refer to as the "Greenlady Debt Restructuring". However, if the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at or shortly after the closing DIRECTV will repay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries. In the event that, at or prior to the closing of the mergers, Bank of America does not approve the release of any and all liens held by it on the shares of DIRECTV common stock owned by Greenlady II, then, if instructed by DIRECTV in its sole discretion, each share of DIRECTV common stock owned by Greenlady II will, rather than remain outstanding following the DIRECTV merger, be converted into the right to receive one share of Holdings Class A common stock.

Q.    Why is DIRECTV loaning up to $650 million to Greenlady?

A.
DIRECTV is loaning up to $650 million to ~~Greenlady,~~ a wholly owned subsidiary of LEI, following the Split-Off, to refinance amounts advanced under existing credit arrangements between Liberty and Greenlady and to fund Greenlady II's ongoing obligations pursuant to ~~a Credit Agreement dated as of April 9, 2008, between~~the Bank of America, ~~N.A. and~~ credit facility relating to the equity collar. In April 2008, Greenlady II, ~~LLC, which is a wholly owned subsidiary of Greenlady, and certain equity collar collar transactions~~an indirect wholly owned subsidiary of Liberty, entered into an equity collar with respect to 110 million shares of DIRECTV common stock and a related credit facility against the present value of the put value of such collar. Amounts outstanding under the credit facility become due as the collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock.

Q.    How does the value of the LEI assets relate to the exchange ratio?

A.
As described in the preceding question and answer, the exchange ratio in the LEI merger is 1.11111, subject to adjustment in the event that equity awards have been or are granted by Liberty (with respect to Liberty Entertainment common stock prior to the Split-Off) or LEI (with respect to LEI common stock after the Split-Off), in each case, on or after March 1, 2009, and to reflect changes in outstanding share numbers of Liberty Entertainment common stock prior to the Split-Off or LEI common stock following the Split-Off. The adjustment will not occur with respect to certain awards granted to Robert R. Bennett, a director of Liberty, pursuant to an agreement entered into among Mr. Bennett, Liberty and LEI in connection with the execution of the merger agreement. The exchange ratio resulted from a series of negotiations between DIRECTV and

  Liberty relating to the value that should be attributed to the LEI assets, including whether there should be a premium attributed to the shares of DIRECTV common stock owned by Liberty. During their negotiations, Liberty and DIRECTV agreed that, for purposes of determining the number of shares of Holdings common stock to be issued in the LEI merger to former LEI stockholders, the exchange ratio would ~~be based on~~include a 5% premium attributed to the number of shares of DIRECTV common stock owned by Liberty. As a result, for purposes of determining the exchange ratio, LEI was effectively treated as holding approximately 576.2 million shares of DIRECTV common stock (rather than its actual holdings of approximately 548.7 million shares of DIRECTV common stock). DIRECTV and LEI also agreed on a reference price of $22.00 per share, to be used in determining the number of shares of Holdings common stock attributed to the other assets and liabilities of LEI. The value ascribed to these other assets (i.e., ~~the three regional sports networks~~ Liberty Sports Holdings, LLC and LEI's 65% interest in ~~GSN and FUN Technologies~~Game Show Network, LLC) by DIRECTV was approximately $877 million. Taking into account the mutually agreed cash amount to be retained by LEI at the time of the Split-Off (approximately $30 million), the value of the LEI options and other equity rights to be assumed by Holdings (approximately $175 million as determined by DIRECTV) and the approximately $2.0 billion ~~in Greenlady debt~~principal amount of debt LEI had outstanding as of March 31, 2009 to be assumed by Holdings, Liberty and DIRECTV agreed that LEI stockholders would receive 518,325,335 shares of Holdings common stock in the LEI ~~Merger~~merger which represents an implied premium of 5.6% to the net asset value of LEI. The valuation of LEI is further described in the "Opinion of the Financial Advisor to the Liberty Transaction Special Committee of the Board of Directors of DIRECTV" section on page [    •    ].

Q.    Why are there two classes of common stock of Holdings?

A.
After the Split-Off, there will be two classes of common stock of LEI. LEI Series A common stock will carry one vote per share, and LEI Series B common stock will carry 10 votes per share. In order to induce the Malones to execute the Malone Agreement in which they agreed to vote their shares in favor of the mergers and to certain restrictions on their shares, DIRECTV agreed to create a high/low vote structure. As a result, immediately prior to the mergers, the Malones will exchange all of their shares of LEI Series B common stock (carrying 10 votes per share, having certain limited consent rights and being subject to certain other restrictions), representing 92% of the outstanding shares of LEI Series B common stock, for shares of Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) at the LEI exchange ratio. After the exchange and completion of the mergers, the Malones will hold an approximate 3% economic ownership interest in Holdings common stock, and approximately 24.23% of the voting power of Holdings common stock (after giving effect to the 24% cap on the voting power of Holdings Class B common stock held by the Malones with any voting power attributable to such shares in excess of 24% to be voted on a pro rata basis in the same manner as the votes of the non-Malone stockholders of Holdings). DIRECTV negotiated this structure primarily to assist in the preservation of the tax-free treatment of the transactions, but also based on DIRECTV's desire to have only one class of publicly traded common stock. In this connection, DIRECTV determined that restrictions on the transfer and limitations on the convertibility of the Holdings Class B common stock would be advisable to assist in the preservation of the tax-free treatment of the transactions but that it would be impractical to negotiate such restrictions with the public holders of the Series B Liberty Entertainment common stock and impractical for Holdings to enforce such restrictions.

Q.    Will the two classes of common stock of Holdings have different per share values?

A.
Holdings cannot predict what the value per share of either class of Holdings common stock will be after completion of the mergers. Holdings, however, has the right to redeem, upon the death of

Mr. Malone, either (a) all of the outstanding shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones, or (b) all of the outstanding shares of Holdings Class B common stock held by any person(s) (other than certain exempt transferees) provided that Holdings also redeems all of the shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones, in each case, for 110% of the per share market price of the Holdings Class A common stock at such time. Holdings Class A common stock is not subject to any right of redemption.

Q.    How does the value of the LEI assets relate to the exchange ratio?

A.
Liberty and DIRECTV agreed that LEI stockholders would receive 518,325,335 shares of Holdings common stock in the LEI merger (subject to adjustment as provided in the merger agreement), which represents an implied premium of approximately 5.6% to the net asset value of LEI, as further described in the "Opinion of the Financial Advisor to the Special Committee of the Board of Directors of DIRECTV" section on page [    ]. The implied premium to LEI stockholders based on the market values of Liberty Entertainment common stock and DIRECTV common stock as of May 1, 2009 was approximately 20.7%. These calculations take into account the mutually agreed cash amount to be retained by LEI at the time of the Split-Off (approximately $30 million as of May 3, 2009), the value of the LEI options and other equity rights to be assumed by Holdings (approximately $175 million as determined by DIRECTV as of March 2009), the approximately $2.0 billion principal amount of debt Liberty Entertainment had outstanding as of March 31, 2009 that Holdings, on a consolidated basis, will become responsible for repayment of in connection with the transactions contemplated by the merger agreement and certain other agreed upon values.

Q:    What is the Greenlady Debt Restructuring and why is it important?

A:
Prior to the closing of the mergers, Liberty and LEI will use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the approximately $2 billion principal amount of debt Greenlady II, LLC, an indirect wholly owned subsidiary of Liberty, had outstanding as of June 30, 2009, which we refer to as the "Greenlady Debt", in a manner reasonably satisfactory to DIRECTV, including a release of any and all liens held by Bank of America on the shares of DIRECTV common stock held by Greenlady II, which we refer to as the "Greenlady Debt Restructuring~~" However, if~~". Greenlady II incurred the Greenlady Debt in April 2008 in connection with the increase of its holdings of DIRECTV common stock from approximately 41% to approximately 48% of the then outstanding shares. The approximately $2 billion used to purchase these additional shares was obtained under a credit facility that is secured by a pledge of the put components of a "cashless collar" transaction (consisting of a series of six puts and calls) and 170 million shares of DIRECTV stock owned by Greenlady II. If the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at or shortly after the closing DIRECTV will repay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries.

Q.    Why is DIRECTV loaning up to $650 million to Greenlady?

A.
~~DIRECTV is loaning~~ DIRECTV has agreed to lend amounts aggregating (together with prior advances) up to $650 million to a wholly -owned subsidiary of LEI, following the Split-Off, to refinance amounts advanced under existing credit arrangements between Liberty and Greenlady and to fund Greenlady II's ongoing obligations pursuant to the Bank of America credit facility relating to the equity collar. In April 2008, Greenlady II, an indirect wholly owned subsidiary of Liberty, entered into an equity collar with respect to 110 million shares of DIRECTV common stock and a related credit facility against the present value of the put value of such collar. Amounts outstanding under the credit facility become due as the collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock and to fund Greenlady II's ongoing obligations pursuant to the Bank of America credit facility relating to the equity collar. Portions of the Greenlady Debt facility become due as the collar terminates in six tranches from June 2009 through August 2012. Since Holdings, upon completion of the mergers, on a consolidated basis, will become responsible for repayment of the Greenlady Debt, all amounts drawn-down under the $650 million facility will serve to reduce, on a dollar-for-dollar basis, the liability for which Holdings is responsible and therefore will not increase the aggregate liability associated with the assumption of the Greenlady Debt. The terms of the loans were based on the terms of the existing credit agreement between Greenlady and Bank of America. For additional information regarding the Greenlady Debt, see "The Mergers—Greenlady Debt" beginning on page [    ].

In the "Summary" section:

        The adoption of the merger agreement and the approval of the Malone Agreement by the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty, or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, is not required by either the terms of DIRECTV's certificate of incorporation or Delaware law, but Liberty and DIRECTV have agreed that DIRECTV will seek these approvals. Although the merger agreement permits the waiver of certain conditions to completion of the mergers, the merger agreement prohibits DIRECTV from waiving the condition that in order to consummate the mergers, DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone.

DIRECTV Stockholder Vote Required (see page [    •    ])

        Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement~~. In addition, board of directors of DIRECTV is seeking~~ (the "DIRECTV General Approval"). Pursuant to a voting agreement among DIRECTV and Holdings, on the one hand, and Liberty and certain of its subsidiaries, on the other hand, the Liberty affiliated entities have agreed to vote shares of DIRECTV common stock beneficially owned by them, currently representing approximately 57% of the outstanding shares of DIRECTV common stock, in favor of the adoption of the merger agreement. However, due to an existing standstill agreement between DIRECTV and Liberty, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, and must vote any additional shares it owns in the same manner as, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty. In addition, the mergers are conditioned upon the receipt of the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement (the "DIRECTV Minority Approval", and together with the DIRECTV General Approval, the "DIRECTV Stockholder Approval"). None of the disinterested holders of DIRECTV common stock have committed to vote in favor of the adoption of the merger agreement or the approval of the Malone Agreement.

        You may cast one vote for each share of DIRECTV common stock you owned as of the record date. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement. In addition, the ~~board of directors of DIRECTV is seeking the~~ affirmative ~~vote~~votes of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement are closing conditions to the mergers.

Former DIRECTV stockholders who become stockholders of Holdings will be governed by the amended and restated certificate of incorporation and by-laws of Holdings.

        DIRECTV stockholders will become Holdings stockholders in the DIRECTV merger and their rights as stockholders will be governed by the amended and restated certificate of incorporation and by-laws of Holdings. As a result, there will be material differences between the current rights of DIRECTV stockholders and the rights they can expect to have as Holdings stockholders. These differences include among other things, that (a) Holdings will have a class of common stock that carries 15 votes per share, all of which will initially be owned by the Malones, providing the Malones with voting power in excess of their economic interest in Holdings, (b) except as may be required by law, special meetings of stockholders of Holdings may be called only by or at the direction of the board, and may not be called by any other person or persons, severely curtailing (if not completely eliminating) the ability of common stockholders to call a special meeting, without the approval of the board, (c) Holdings will be subject to Section 203 of the DGCL, which would place certain limitations on the ability of any non-approved transferee of the high vote Holdings Class B common stock held by the Malones to engage in a business combination transaction involving Holdings without obtaining approval from the board of directors of Holdings and the disinterested stockholders of Holdings, and (d) subject to the rights of any preferred stock, holders of Holdings common stock cannot act by written consent (except that holders of Class B common stock may act by written consent solely in instances where the consent of the Class B common stockholders, as a class, is required).

        DIRECTV believes, among other things, that such approval of the transactions by vote of the disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by the merger agreement and the Malone Agreement. Ratification is an expression of approval by the stockholders of one or more matters for which their approval is not necessarily required as a matter of law. In general, ratification by stockholders may be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving waste, fraud, or similar egregious conduct). The Delaware case law relating to the legal effect of stockholder ratification and whether the doctrine of stockholder ratification will be applicable to the adoption of the merger agreement and approval of the Malone Agreement by disinterested stockholders is not entirely clear. Recent Delaware case law suggests that the ability of stockholder ratification to extinguish claims may be available only in limited circumstances. That recent case law also suggests that the doctrine of stockholder ratification is not applicable if the stockholder vote approving the particular transaction is a vote required under Delaware law or a corporation's charter to authorize the transaction.

        Because the ~~board of directors of DIRECTV is seeking~~ adoption of the merger agreement and the approval of the Malone Agreement by the affirmative ~~vote~~votes of the holders of a majority of the outstanding shares, excluding all shares owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty are closing conditions to the mergers, abstentions, failures to vote and broker non-votes by or on behalf of such disinterested holders will have the same effect as ~~votes~~a vote against adoption of the merger agreement and a vote against the approval of the Malone Agreement. Abstentions, failures to vote and broker non-votes will have no effect with respect to the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        DIRECTV and Liberty have reached an agreement in principle with the plaintiffs in the multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery that were brought on behalf of the public stockholders of DIRECTV alleging, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. Although the principal terms of the Stipulation and Agreement of Compromise Settlement and Release (the "Stipulation of Settlement") have been agreed upon by DIRECTV, Liberty and the plaintiffs in the Delaware Action, the Stipulation of Settlement has yet to be executed. Pursuant to the terms of the draft Stipulation of Settlement, in the event that final court approval of the Stipulation of Settlement is not obtained by June 30, 2010, the terms of the Stipulation of Settlement and the related changes to the Holdings amended and restated certificate of incorporation and by-laws, with certain limited exceptions, will become null and void. For a description of the terms of the Stipulation of Settlement, see the "Legal Proceedings Regarding the Mergers" section on page [    ].

        In the event that a material condition to the merger agreement is waived, DIRECTV intends to resolicit stockholder approval of the merger agreement and the Malone Agreement. Although the merger agreement permits the waiver of certain conditions to completion of the mergers, the merger agreement prohibits DIRECTV from waiving the condition that in order to consummate the mergers DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone.

        Pursuant to the Malone Agreement, the Malones, holders of approximately [92]% of the outstanding shares of Series B Liberty Entertainment common stock, have agreed that after the Split-Off but immediately prior to the mergers, they will exchange each of their outstanding shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio. Each share of Holdings Class B common stock will entitle the holder thereof to fifteen votes on all matters on which stockholders are generally entitled to vote. Accordingly, upon completion of the Malone Contribution and consummation of the mergers, we estimate that DIRECTV's former stockholders will own approximately ~~47~~45%, and former LEI stockholders will own approximately ~~53~~55%, of the common stock of Holdings~~, and former~~. Former LEI stockholders, however, will own approximately ~~64~~66% of the voting power of Holdings due to the impact of the Malone Contribution and the issuance of the high vote Holdings Class B common stock (which have 15 votes per share) to the Malones. Pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights, only with respect to their Holdings Class B common stock, to 24% of the total voting power of Holdings common stock. Immediately after the mergers, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately ~~24~~24.23% of the total voting power of Holdings common stock after giving effect to the restrictions set forth in the Malone Agreement. The Malone Agreement also provides for certain transfer restrictions and other limitations on the shares of Holdings Class B common stock to be received by the Malones in the Malone Contribution, including a right of first refusal in favor of Holdings. See "—Malone Agreement" for more information.

        The consolidated complaint in the Delaware Action also alleges that the preliminary Form S-4 filed on June 8, 2009 did not accurately disclose, among other things, that: (i) the DIRECTV board of directors may elect to waive the requirement for approval of the transaction by a majority of DIRECTV's minority stockholders; (ii) in the aggregate, LEI stockholders will increase their voting interest from 48% to 65%; (iii) DIRECTV stockholders are paying a control premium in connection with the mergers in excess of 5%; and (iv) based on the holdings of Malone and his family in Liberty ntertainment and DIRECTV, Malone currently has beneficial interest in approximately only 16-17% of the outstanding stock of DIRECTV.

        DIRECTV and Liberty have reached an agreement in principle with the plaintiffs in the multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery that were brought on behalf of the public stockholders of DIRECTV alleging, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. Although the principal terms of the Stipulation of Settlement have been agreed upon by DIRECTV, Liberty and the plaintiffs in the Delaware Action, the Stipulation of Settlement has yet to be executed. Pursuant to the terms of the draft Stipulation of Settlement, in the event that final court approval of the Stipulation of Settlement is not obtained by June 30, 2010, the terms of the Stipulation of Settlement and the related changes to the Holdings amended and restated certificate of incorporation and by-laws, with certain limited exceptions, will become null and void. For a description of the terms of the Stipulation of Settlement, see the "Legal Proceedings Regarding the Mergers" section on page [    ].

In the section titled "The Mergers":

        After the mergers. DIRECTV's former stockholders (other than Liberty or LEI) will collectively control approximately 34% of the total voting power of Holdings, as compared to their prior control of approximately 52% of the total voting power of DIRECTV. However, after the mergers, DIRECTV's former stockholders (other than Liberty or LEI) and LEI's public stockholders (other than the Malones) will, in the aggregate, control approximately 76% of the total voting power of Holdings common stock, as compared to 52% controlled by DIRECTV stockholders (other than Liberty or LEI) prior to the mergers.

        -Immediately after the mergers, it is estimated that the Malones will hold approximately 3,127,315 shares of Holdings Class A common stock and approximately 21,806,138 shares of Holdings Class B common stock in addition to options to acquire approximately [            ] shares of Holdings Class A common stock. The shares of Holdings Class A common stock that are anticipated to be owned by the Malones would represent approximately 0.23% of the total voting power of Holdings common stock immediately after the completion of the mergers and the shares of Holdings Class B common stock that are anticipated to be owned by the Malones would represent approximately 26.0% of the total voting power of Holdings common stock immediately after completion of the mergers. However, pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights with respect to their Holdings Class B common stock to 24% of the total voting power of Holdings common stock. As a result, through their ownership of Holdings Class A common stock and Holdings Class B common 43 stock, the Malones will hold approximately 24.23% of the total voting power of Holdings common stock immediately after completion of the mergers. The Malones' ownership of Holdings common stock collectively is anticipated to represent an approximate 3% economic interest in Holdings.

        Upon completion of the transactions, we estimate that DIRECTV's former stockholders (other than LEI stockholders) will collectively own approximately 45%, and former LEI stockholders (including the Malones) will collectively own approximately 55%, of the common stock of Holdings~~, and former~~. Former LEI stockholders (including the Malones) will collectively own approximately 66% of the voting power of Holdings, and DIRECTV former stockholders (other than Liberty or LEI) will own approximately 34% of the voting power of Holdings. Immediately after the mergers, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24.23% of the total voting power of the Holdings common stock after giving effect to the restrictions set forth in the Malone Agreement.

        On March 23, 2009, DIRECTV management delivered a revised term sheet to Liberty management based on their ongoing discussions and the due diligence review. The revised term sheet provided, among other things, that ~~the~~ additional consideration of $160 million to Mr. Malone would be ~~made~~paid in the form of Holdings common stock (approximately 7.2 million additional shares of Holdings common stock), that obtaining the consent of ~~third parties pursuant to~~ certain ~~significant~~unaffiliated third party ~~contracts~~programming providers to LEI's regional sports networks would be a closing condition to the Mergers and that the outstanding equity awards issued by Liberty to its employees and directors would vest and be exercisable for their remaining terms. The amount of $160 million was a negotiated amount arrived at in consideration of the agreements Mr. Malone would have been required to execute in connection with the contemplated transaction, including his agreement not to serve on the board of directors of Holdings, his agreement to receive low-vote Holdings stock in exchange for his high-vote LEI common stock and the fact that the contemplated transactions would likely resolve the FCC Puerto Rico Condition, thereby eliminating the possibility that DIRECTV could be required to divest DTVPR at less than its fair value. No particular value was ascribed by the parties to any one of the foregoing factors. Also in formulating this term sheet, DIRECTV tentatively valued the assets and liabilities of LEI as follows: the three regional sports networks and LEI's interest in the Game Show Network and FUN Technologies-approximately $870 million; the Greenlady debt and associated equity collar ~~at~~ $2.0 billion (the approximate unpaid principal balance of the debt); and the options and other equity rights to be assumed by LEI-$175 million. Pursuant to the proposal, the number of shares of Holdings common stock that holders of LEI common stock would receive in the merger was to be fixed at 517 million, subject to adjustment in certain circumstances. That number of shares was calculated by applying a premium to the DIRECTV shares owned by Liberty of 5%, and subtracting from that amount the liabilities that the parties agreed would be owed by LEI at the time of the mergers, net of the value of assets (other than DIRECTV shares) that the parties agreed would be held by LEI at the time of the mergers. The reduction in the number of shares was calculated by dividing the total net liability agreed to by the parties by $22, which was within the range of sale prices of DIRECTV stock on March 20, 2009, the trading day preceding the date on which DIRECTV made its revised proposal. Also on March 23, 2009, Mr. Maffei met with Mr. Carey at his offices in El Segundo, California, to discuss the proposed transactions, including the valuation of LEI's assets and liabilities.

        DIRECTV management then summarized, and discussed with the Liberty Transaction Special Committee, the terms of programming agreements which were being negotiated by DIRECTV management with management of Liberty or its subsidiaries on an arm's-length basis separate and apart from the DIRECTV/Liberty transaction.

        The table below presents the implied discount to sum-of-the-parts value, based on publicly available Wall Street equity research estimates, for specified dates since the launch of the tracking stock on March 3, 2008.

Implied Discount to Sum-of-the-Parts Implied Discount Date to SOTP Description of Key Dates
3-Mar-08 14.0% Launch of LMDIA tracker.
4-Mar-08 18.1%
13-Mar-08 21.5%
18-Mar-08 27.3%
3-Apr-08 19.6% Liberty acquires 78.3 million shares of DIRECTV increasing stake to 48%.
25-Apr-08 11.6%
7-May-08 17.4% DIRECTV announces plan to raise up to $2.5 billion in debt which will be available to fund share repurchase program.
8-May-08 18.6% Liberty announces first quarter 2008 results.
18-Jun-08 16.0%
30-Jun-08 20.6%
18-Jul-08 22.8%
11-Aug-08 20.8% Liberty announces second quarter 2008 results.
3-Sep-08 14.4% Liberty announces that its board of directors authorized management to proceed with the development of a plan to split-off businesses and assets attributed to the Liberty Entertainment group.
15-Sep-08 17.4%
20-Oct-08 30.3%
30-Oct-08 39.2% Liberty announces third quarter 2008 results and delay in split-off.
10-Nov-08 44.7%
20-Nov-08 47.6%
8-Dec-08 60.0%
12-Dec-08 52.7% Liberty announces plan to split-off majority of Liberty Entertainment (excluding Starz and WildBlue).
15-Dec-08 4l.3%
18-Dec-08 32.0%
1-Jan-09 36.1%
21-Jan-09 31.8% Liberty files preliminary proxy statement for split-off.
3-Feb-09 26.9%
25-Feb-09 29.9% Liberty announces results for fourth quarter and full year 2008.
25-Mar-09 26.9%
17-Apr-09 20.9%
1-May-09 14.9%

        The consolidated Delaware complaint and the California complaint allege, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. Specifically, the complaints allege, among other things, that the transactions contemplated by the merger agreement are unfair to DIRECTV stockholders because: (i) Mr. Malone has exploited his position as Chairman of both Liberty and DIRECTV to force an unfavorable transaction on DIRECTV's board and stockholders and (ii) Mr. Malone will receive a unique benefit of 15:1 super voting shares that ~~provide him with~~represents an unjustified personal premium in the form of increased and disproportionate voting power in Holdings~~; (ii~~, In addition, the stockholder plaintiffs in the Delaware Action allege that (i) the voting rights of DIRECTV minority stockholders will be diluted unfairly from 52% pre~~-transaction to 35% post transaction; and (iii) DIRECTV will assume the $2 billion Greenlady Debt following the mergers. In addition,~~mergers to 35% post-mergers; and (ii) Holdings will assume, following the mergers, the $2 billion Greenlady Debt that Liberty acquired to increase its holdings of DIRECTV to 48%, rather than having Liberty pay off that debt first (which could have caused Liberty to reduce its ownership of DIRECTV stock by 7% to 8%).

        After filing their consolidated complaint, the stockholder plaintiffs ~~were to prevail in these actions, the consummation of the mergers could be delayed or prevented and/or monetary damages could become payable by the defendants.~~in the Delaware Action engaged in expedited discovery into the transactions. The stockholder plaintiffs served comprehensive document requests on DIRECTV, DIRECTV's directors, Liberty and their respective financial advisors. The parties engaged in a meet and confer process to address the scope of discovery, and this led to the defendants making an initial document production in excess of 250,000 pages of documents beginning in July. The stockholder plaintiffs in the Delaware Action also negotiated with DIRECTV and Liberty a timetable for the conduct of expedited fact and expert depositions in anticipation of a preliminary injunction hearing, and issued notices of depositions and testimony subpoenas. Several depositions had been scheduled to occur in late August 2009 and early September 2009 prior to the time the parties reached a settlement.

        At the end of June, counsel for DIRECTV and Liberty met with counsel for the stockholder plaintiffs in the Delaware Action to present their view of the transactions and the benefits to DIRECTV shareholders. Subsequently, the stockholder plaintiffs provided a list of demands and held a series of telephone conversations regarding a possible resolution of the litigation. On August 18, 2009, counsel met to discuss a possible resolution and reached preliminary agreement regarding the elements thereof, subject to further negotiation, satisfactory documentation, and client approval. DIRECTV and Liberty have reached an agreement in principle with the plaintiffs in the multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery that were brought on behalf of the public stockholders of DIRECTV alleging, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. Although the principal terms of the Stipulation of Settlement have been agreed upon by DIRECTV, Liberty and the plaintiffs in the Delaware Action, the Stipulation of Settlement has yet to be executed. Pursuant to the terms of the draft Stipulation of Settlement, in the event that final court approval of the Stipulation of Settlement is not obtained by June 30, 2010 ("Approval Deadline"), the terms of the Stipulation of Settlement and the related changes to the amended and restated certificate of incorporation and by-laws, unless otherwise noted below, will become null and void.

        The terms of the Stipulation of Settlement include certain changes to the terms of the mergers and the transaction agreements as follows:

  •
  the merger agreement will be amended to add a provision to the amended and restated certificate of incorporation of Holdings to the effect that any future merger, consolidation or sale of all or substantially all of the assets which requires stockholder approval but provides for payment of per share consideration to be made to the holders of Holdings Class B common stock that is different in form or amount from the per share consideration to be paid to holders of Holdings Class A common stock will require a separate vote of holders of Holdings Class A common stock (almost entirely non-Malone holders at the time of the mergers), voting as a separate class;

  •
  the elimination of certain provisions in the amended and restated certificate of incorporation of Holdings that were intended to exculpate the directors and officers of Holdings who also serve as directors or officers of other entities for any potential breach of fiduciary duty arising out of

    93 the allocation of business opportunities not presented to such persons in their capacity as directors or officers of Holdings;

  •
  the Malones' ability to seek control of Holdings through future purchases of Holdings common stock will be restricted by their agreement to a 3-year standstill (the "Malone Standstill") commencing upon the completion of the mergers. The Stipulation of Settlement provides that the Malones may, however, acquire shares of Holdings Class A common stock: (i) pursuant to the merger agreement, (ii) from another Malone, (iii) pursuant to the grant, exercise or vesting of any equity incentive awards, (iv) as a result of any stock dividend, stock split or other distribution so long as such dividend or distribution is made on a pro rata basis to all holders of Holdings common stock, (v) pursuant to the exercise of any rights, warrants or other securities issued or distributed to all holders of Holdings common stock on a pro rata basis, (v) received in exchange for shares of Holdings Class B common stock so long as the aggregate voting power of the Malones (as a group) does not increase as a result of such exchange, (vii) upon the redemption of Holdings Class B common stock following the death of Mr. Malone in accordance with the provisions of the Holdings amended and restated certificate of incorporation and (viii) commencing on the first anniversary of the effective time of the Split-Off, in an amount not to exceed 1% of the fully diluted shares outstanding immediately following the effective time of the mergers; provided that the Malones will not acquire more than 50% of the number of shares permitted to be acquired pursuant to this clause (viii) prior to the second anniversary of the effective time of the Split-Off and provided further that shares acquired by any Malone pursuant to clauses (i) through (vii) above will not be counted against acquisitions permitted pursuant to this clause (viii). The Malone Standstill cannot be modified without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors (as defined in the sixth bullet below) then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones);

  •
  that the merger agreement and the disclosure thereof in this proxy statement/prospectus will be amended (and will remain in effect regardless of whether or not final court approval of the Stipulation of Settlement is obtained by the Approval Deadline) to reflect that DIRECTV will not waive the DIRECTV Stockholder Approval closing condition;

  •
  that the organizational documents of Holdings will provide holders of 10% or more of the outstanding shares of Holdings Class A common stock with the right to call a special meeting;

  •
  that the Holdings by-laws will provide that a majority of the board of directors be Qualifying Directors and that at least 50% of the audit committee, compensation committee and any special transaction committee established by the board of directors be comprised of Qualifying Directors. Such requirements cannot be amended without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones); provided, however that no such amendment by the board of directors pursuant to the preceding clause (i) may be made prior to the third anniversary of the mergers. A "Qualifying Director" is a director who (i) is not currently, and within the last five years has not been, employed by Holdings or a Holdings affiliate, (ii) has not received during any 12-month period in the last three years more than $50,000 in direct compensation from Holdings or a Holdings affiliate (excluding director and committee fees, bona fide expense reimbursements, payments arising solely from investments in securities of Holdings or a Holdings affiliate, payments in respect of a pension or other form of deferred compensation for prior service pursuant to plans or arrangements of Holdings or a Holdings affiliate), (iii) is neither currently employed as an executive officer, nor is an affiliate, of a company that provides advisory services to Holdings or a Holdings affiliate that has received more than $250,000 from Holdings or such affiliate during 94 any 12-month period in the last two years, (iv) is neither currently employed as an executive officer, nor is an affiliate, of (x) a customer or supplier of Holdings or a Holdings affiliate that has made payments to, or received payments from, Holdings or such affiliate that exceed the greater of $200,000 or 1% of such other company's consolidated gross revenues in the most recent full fiscal year or (v) a debtor or creditor of Holdings or a Holdings affiliate where the amount owed to or by Holdings or such affiliate exceeds the greater of $200,000 or 1% of such company's assets, determined at the end of the most recently completed fiscal year of such other company, (v) is neither currently employed as an executive officer nor an affiliate of a not-for-profit entity (including charitable organizations) that receives annual contributions from Holdings or a Holdings affiliate that exceed $200,000, (vi) is not, and for the past five years has not been, an executive officer of a for-profit company in which the CEO or another executive officer of Holdings serves on the board, and (vii) is not an immediate family member of an individual who has had any of the relationships described above within the time periods described above;

  •
  that this proxy statement/prospectus will be amended (and will remain in effect regardless of whether or not final court approval is obtained by the Approval Deadline) to incorporate certain modifications proposed by the stockholder plaintiffs; and

  •
  that the provisions in the first, third and sixth bullet points, including the Malone Standstill referred to in the third bullet point, terminate upon the earliest to occur of (i) Mr. Malone's death and (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common and Holdings Class B common stock.

In the section titled "Comparison of Stockholder Rights":

Stockholder Voting

*    *    *

        Pursuant to the terms of the Stipulation of Settlement, the Class A common stock will be entitled to a class vote in the event that Holdings proposes to engage in a merger, consolidation or sale of all or substantially all of its assets in which the effectiveness of such a transaction would (i) require the approval of the holders of the common stock of Holdings and (ii) result in the holders of Class A common stock receiving consideration per share different in form or amount than that to be received by holders of Class B common stock. In such instance, the approval by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, will be required. Such separate voting right shall, however, cease to be of any force or effect and will be automatically repealed upon the earliest to occur of: (i) Mr. Malone's death, (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common stock and Holdings Class B common stock and (iii) the Approval Deadline, if final court approval of the Stipulation of Settlement is not obtained as of such date.

Action by Written Consent

        DIRECTV.    The amended and restated certificate of incorporation of DIRECTV provides that stockholder actions can be taken by written consent by the holders of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        Holdings.    The amended and restated certificate of incorporation of Holdings will, subject to the rights of any series of preferred stock, prohibit stockholder actions taken by written consent; provided that; (i) holders of Class B common stock will be entitled to take action by written consent but solely in instances where the consent of the Class B common stockholders, as a class, is required, (ii) if, pursuant to the amended and restated certificate of incorporation of Holdings, the approval by the holders of a majority of the outstanding shares of Class A common stock is required in connection with seeking approval for a merger, consolidation or sale of all or substantially all of its assets in which the DGCL requires the approval, vote or consent of the corporation's stockholders and in which the holders of Class A common stock are to receive consideration per share different in form or amount than the per share consideration to be received in respect of shares of Class B common stock, then holders of Class A common stock may take action by written consent without a meeting solely for purposes of providing consent in connection with such a transaction, and (iii) the holders of a majority of the voting power of the outstanding shares of Class A common stock (other than shares held by the Malones) may take action by written consent without a meeting solely for purposes of approving amendments to certain provisions in the by-laws that, if in force and effect, provide that a majority of the board of directors of Holdings be Qualifying Directors and that at least 50% of the audit committee, compensation committee and any special transaction committee established by the board of directors be comprised of Qualifying Directors.

Ability to Call Special Meetings of Stockholders

*    *    *

        Pursuant to the terms of the Stipulation of Settlement, the holders of 10% or more of the outstanding shares of Class A common stock will be permitted to cause the board of directors of Holdings to call and hold a special meeting of stockholders; provided, that in the event that the Stipulation of Settlement does not receive final court approval by the Approval Deadline, such by-law provision will become null and void.

        Pursuant to the terms of the amended and restated certificate of incorporation and by-laws of Holdings, and in connection with the Stipulation of Settlement, certain by-law provisions of Holdings that provide that a majority of the board of directors of Holdings be Qualifying Directors and that at least 50% of the audit committee, compensation committee and any special transaction committee established by the board of directors be comprised of Qualifying Directors, cannot be amended without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones); provided, however that no such amendment by the board of directors pursuant to the preceding clause (i) may be made prior to the third anniversary of the mergers. The preceding sentence, however, shall cease to be of any force or effect and will be automatically repealed upon the earliest to occur of (i) Mr. Malone's death, (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common stock and Holdings Class B common stock and (iii) the Approval Deadline, if final court approval of the Stipulation of Settlement is not obtained as of such date.

EXHIBIT C

IN THE COURT OF THE CHANCERY OF THE STATE OF DELAWARE

In re THE DIRECTV GROUP, INC. SHAREHOLDER LITIGATION	Cons. C.A. No. 4581-VCP

ORDER AND FINAL JUDGMENT

        A hearing having been held before this Court on                        , 2009, pursuant to this Court's Order dated                        , 200    (the "Scheduling Order"), upon a Stipulation and Agreement of Compromise, Settlement and Release dated October 9, 2009 (the "Stipulation") filed in the above-captioned action (the "Action"), which (along with the defined terms therein) is incorporated herein by reference; it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the respective parties to the Stipulation having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed settlement (the "Settlement") set forth in the Stipulation; the attorneys for the respective parties to the Stipulation having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to the Class was adequate and sufficient; and the entire matter of the proposed Settlement having been heard and considered by the Court;

        IT IS ORDERED, ADJUDGED AND DECREED THIS                DAY OF            200    AS FOLLOWS:

          1.     The Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (the "Notice") has been provided pursuant to and in the manner directed by the Scheduling Order; proof of dissemination of notice was filed with the Court; and full opportunity to be heard has been offered to all parties, the Class, and persons in interest. The form and manner of notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of due process, Delaware Court of Chancery Rule 23, and applicable law, and it is further determined that all members of the Class, are bound by this Order and Final Judgment.

          2.     Based on the record in the Action, each of the provisions of Delaware Court of Chancery Rule 23 has been satisfied and the Action has been properly maintained according to the provisions of Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2). Specifically, this Court finds that (1) the Class is so numerous that joinder of all members is impracticable; (2) there are questions of law and fact common to the Class; (3) the claims of Plaintiffs are typical of the claims of the Class; and (4) Plaintiffs and their counsel have fairly and adequately protected the interests of the Class.

          3.     The Action is hereby finally certified as a class action, pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), without opt-out rights, on behalf of a class consisting of all persons and entities who held shares of common stock of DIRECTV, either of record or beneficially, at any time between May 3, 2009, and the consummation of the Merger (the "Class"). Excluded from the Class are Defendants, members of the immediate family of any Individual Defendant, any entity in which a Defendant owns over 50% of the equity or over 50% of the voting power, officers of Defendants, and the legal representatives, agents, executors, heirs, beneficiaries, legatees, direct or indirect successors, principals, transferees or assigns of any such excluded person.

          4.     Pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), Plaintiffs Key West Police & Fire Pension Fund, the City of Roseville Employees' Retirement System, New Orleans Employees' Retirement System, and Erste-Sparinvest Kapitalanlagegesellschaft m.b.H. are finally certified as representatives for the Class.

          5.     The Settlement is found to be fair, reasonable and adequate and in the best interests of the Class, and is hereby approved pursuant to Delaware Court of Chancery Rule 23(e). The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Order and Final Judgment.

          6.     The Action is hereby dismissed with prejudice on the merits and without costs, except as provided in the Stipulation and herein, as against Defendants.

          7.     As provided for in the Stipulation, the Court hereby bars, settles and releases:

              (i)  any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues, known or unknown (including Unknown Claims, as defined in the Stipulation), contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent (including, but not limited to, any of the foregoing arising under federal, state, foreign, or common law, including federal and state securities laws and regulations) (collectively, "Claims"), that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by or on behalf of Plaintiffs or any member of the Class (collectively, the "Releasing Persons"), on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, whether individual, direct, class, derivative, representative, legal, equitable, or in any other capacity, against Defendants, New DIRECTV, or any member of the immediate families of the Individual Defendants, and their respective parents, entities, controlling persons, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, co-insurers, re-insurers, consultants, accountants, investment bankers, commercial bankers, lenders, counter-parties, entities providing fairness opinions, underwriters, brokers, dealers, advisors, agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, assigns and any counsel to any of the foregoing (collectively, the "Released Persons") which arise out of or relate to the Releasing Persons' status as holders of shares of DIRECTV (or any interest therein) between May 3, 2009 and the consummation of the Merger, and (i) the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations, or omissions giving rise to the allegations in the Action; (ii) the Merger; or (iii) the Merger Agreement, as amended, and the agreements and transactions contemplated thereby, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures) (collectively, the "Settled Claims"), provided however, that the Settled Claims shall not include any claims to enforce the Stipulation, any order entered by the Court in this Action, or the Settlement; and

             (ii)  any and all Claims that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by Defendants, or any and all of their respective direct and indirect successors in interest, predecessors, principals, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming from, through or under, any of them (the "Defendants' Related Persons"), against Plaintiffs, the Class members and their counsel arising out of or relating to the filing, prosecution or settlement of the Action (the "Settled Defendants' Claims"); provided however, that the Settled Defendants' Claims shall not include the right of Defendants to enforce the terms of this Stipulation, any order entered by the Court in this Action, or the Settlement.

          8.     Plaintiffs' Counsel are hereby awarded attorneys' fees and expenses in the aggregate sum of $                        , which the Court finds to be fair and reasonable and which shall be paid by DIRECTV to Plaintiffs' Counsel in accordance with the terms of the Stipulation.

          9.     The effectiveness of this Order and Final Judgment and the obligations of Plaintiffs and Defendants under the Stipulation shall not be conditioned upon or subject to the resolution of any appeal from this Order and Final Judgment that relates solely to the issue of Plaintiffs' Counsel's application for an award of attorneys' fees and expenses.

          10.   Neither the Stipulation, the Settlement, this Order and Final Judgment, nor any of their terms and provisions, nor any of the negotiations, discussions and proceedings in connection with the Settlement, shall be deemed or constitute a presumption, concession or an admission by any party to the Stipulation of any fault, liability or wrongdoing by any of them, and shall not be interpreted, construed, deemed, involved, offered or received in evidence or otherwise used by any person in the Action or in any other action or proceeding, whether civil, criminal or administrative, except in connection with any proceeding to enforce the terms of the Stipulation.

          11.   Without affecting the finality of this Order and Final Judgment, jurisdiction is hereby retained by this Court for the purpose of protecting and implementing the Stipulation and the terms of this Order and Final Judgment, including the resolution of any disputes that may arise with respect to the effectuation of any of the provisions of the Stipulation, and for the entry of such further orders as may be necessary or appropriate in administering and implementing the terms and provisions of the Settlement and this Order and Final Judgment.

Vice Chancellor Donald F. Parsons, Jr.

EXHIBIT D

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re THE DIRECTV GROUP, INC. SHAREHOLDER LITIGATION	Consolidated C.A. No. 4581-VCP

ORDER FOR NOTICE AND SCHEDULING
OF HEARING ON SETTLEMENT

        The parties having made an application for an order for notice and scheduling of a hearing with respect to a settlement (the "Settlement") of this consolidated action (the "Action") in accordance with a Stipulation and Agreement of Settlement, Compromise and Release dated October 9, 2009 (the "Stipulation"), which, together with the Exhibits thereto, sets forth the terms and conditions for the proposed Settlement of the Action, and which provides for ultimate dismissal of the Action with prejudice;

        IT IS HEREBY ORDERED this 19th day of October 2009, that:

          1.     This Order incorporates by reference the definitions in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation.

          2.    Approval of Notice.    The Court approves, in form and content, the Notice annexed as Exhibit E to the Stipulation and finds that the publication of the Notice comports with the requirements of Rule 23 of the Rules of the Court of Chancery of the State of Delaware and shall constitute due and sufficient notice of the Settlement Hearing (as defined below) and all other matters referred to in the Notice to all persons entitled to receive notice of the Settlement Hearing. DIRECTV shall, no later than ten (10) days before the Settlement Hearing directed herein, file appropriate affidavits of proof of publication with respect to the Notice.

          3.    Notice Procedures.    Within three (3) business days of the date of this Order, DIRECTV shall cause a copy of the Notice, substantially in the form attached as Exhibit E to the Stipulation, to be published by means of: (i) a Form 8-K filing with the SEC that includes a copy of the Notice and the Stipulation, and (ii) the posting of the Notice and the Stipulation on the Company's website, which shall remain available thereon until the expiration date of the time for filing or noticing any appeal from the Court's Judgment approving the Settlement. DIRECTV shall also provide a description of the Settlement terms in the Proxy Materials concerning the Merger, together with the date and time of the final approval hearing and the deadline and manner for Class members to file objections to the Settlement and/or the Plaintiffs' Counsel's application for attorneys' fees and expenses. DIRECTV shall assume administrative responsibility for and will pay (and in connection with the Merger will cause New DIRECTV to assume all obligations to pay) all costs and expenses related to preparing and disseminating the Notice, and in no event shall Plaintiffs, the Class or Plaintiffs' Counsel be responsible for any notice costs or expenses.

          4.    Conditional Certification of Class Action and Designation of Settlement Class.    For settlement purposes only, the Court conditionally certifies the Action as a non-opt-out class action pursuant to Rules 23(a), 23(b)(1) and 23(b)(2) of the Rules of the Court of Chancery of the State of Delaware on behalf of all persons or entities who held shares of common stock of DIRECTV (or any interest therein), either of record or beneficially, at any time between May 3, 2009 and the consummation of the Merger (the "Class"). Excluded from the Class are Defendants, members of the immediate family of any Individual Defendant, any entity in which a Defendant owns over 50% of the equity or over 50% of the voting power, officers of Defendants, and the legal representatives, agents, executors, heirs, beneficiaries, legatees, direct or indirect successors, principals, transferees or assigns of any such excluded person.

          5.    Designation of Class Representatives.    The Court conditionally certifies Plaintiffs Key West Police & Fire Pension Fund, the City of Roseville Employees' Retirement System, New Orleans Employees' Retirement System, and Erste-Sparinvest Kapitalanlagegesellschaft m.b.H. as representatives for the Class.

          6.    Preliminary Approval of the Settlement.    The Court preliminarily approves the Stipulation and the Settlement set forth therein, subject to further consideration at the Settlement Hearing described below.

          7.    Settlement Hearing.    A hearing (the "Settlement Hearing") shall be held before this Court on November 25, 2009, at 11:00 a.m., before Vice Chancellor Donald F. Parsons, Jr., to: (a) determine whether the Settlement is fair, reasonable and adequate to the Class and should be approved by the Court; (b) determine whether the conditional certification of the Class described in this Order shall be made final; (c) determine whether an Order and Final Judgment as provided in the Stipulation should be entered herein; (d) consider Plaintiffs' Counsel's application for an award of attorneys' fees and expenses as provided in the Stipulation; and (e) rule on such other matters as the Court may deem appropriate. The Court may adjourn the Settlement Hearing or any adjournment thereon without further notice to Class members.

          8.    Appearance at Settlement Hearing and Objections to Settlement.    Any member of the Class who objects to the certification of the Class, the Settlement, the Judgment to be entered in the Action, and/or the Plaintiffs' Counsel's application for an award of attorneys' fees and expenses, or who otherwise wishes to be heard, may appear personally or by counsel at the Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that no member of the Class may be heard and no papers or briefs submitted by or on behalf of any member of the Class shall be received and considered, except by Order of the Court for good cause shown, unless, no later than November 11, 2009, copies of (a) a written notice of intention to appear, identifying the name, address, and telephone number of the objector and, if represented, their counsel, (b) a written detailed statement of such person's specific objections to any matter before the Court, (c) a written statement certifying that the objector is a member of the Class, (d) the grounds for such objections and any reasons for such person's desiring to appear and be heard, and (e) all documents and writings such person desires the Court to consider, shall be served electronically or by hand or overnight mail upon the following counsel: Stuart M. Grant, Grant & Eisenhoffer P.A., 1201 N. Market Street, Wilmington, Delaware 19801, Telephone: (302) 622-7000, Co-Lead Counsel for Plaintiffs; Collins J. Seitz, Jr., Connolly, Bove, Lodge & Hutz LLP, The Nemours Building, 1007 North Orange Street, P.O. Box 2207, Wilmington, Delaware 19899, Counsel for Defendants The DIRECTV Group, Inc. DTVG One, Inc., DTVG Two, Inc., and Chase Carey; Michael B. Tumas, Potter, Anderson & Corroon LLP, 1313 North Market Street, Wilmington, Delaware 19801, Telephone: (302) 984-6000, Counsel for Defendants Liberty Media Corporation Liberty Entertainment, Inc., Mark D. Carleton, Gregory B. Maffei, and John C. Malone; and Raymond G. DiCamillo, Richard, Layton & Finger, P.A., One Rodney Square, Wilmington, Delaware 19801,Telephone: (302) 651-7700, Counsel for Neil R. Austrian, Ralph F. Boyd, Charles R. Lee, Peter A. Lund, Nancy S. Newcomb, and Haim Saban, at the same time these papers must be filed with the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801. Unless the Court otherwise directs, no member of the Class shall be entitled to object to the Settlement, or to the judgment to be entered herein, or to the award of attorneys' fees and expenses to Plaintiffs' Counsel, or otherwise to be heard, except by serving and filing written objections as described above. Any person who fails to object in the manner provided above shall be deemed to have waived such objection and shall forever be barred from making any such objection in the Action or in any other action or proceeding

          9.    Stay of Proceedings.    All proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further order of this Court. Pending final determination by the Court of whether the Settlement should be approved, Plaintiffs and all members of the Class, and any of them, are individually and severally barred and enjoined from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity.

          10.    Termination of Settlement.    If the Settlement is terminated for any reason pursuant to the terms of the Stipulation, the conditional Class certification provided for herein and any other actions taken or to be taken in connection with the Settlement (including this Order and any judgment entered herein) shall be terminated and shall become null and void and of no further force and effect, except for DIRECTV's obligation to provide and pay for any expenses incurred in connection with the Notice as provided for by this Order. If the Settlement is terminated pursuant to the terms of the Stipulation, the parties to the Action shall revert to their respective litigation positions as if the Stipulation never existed. In that event, neither the Stipulation nor any provision contained therein except as stated herein, nor any action undertaken pursuant thereto, nor the negotiation thereof by any party, shall be deemed an admission, or offered or received as evidence at any proceeding in this Action or any other action or proceeding.

          11.    No Admission.    The Stipulation and all negotiations, statements and proceedings in connection therewith shall not in any event be construed, or deemed to be evidence of, an admission or concession by any of the Defendants or Released Parties, of any liability or wrongdoing by them, or any of them as to any claim alleged or asserted in the Action or otherwise, and shall not be offered or received into evidence in any action or proceeding (except in an action or proceeding to enforce the terms and conditions of the Stipulation), or be used in any way as an admission, concession, or evidence of any liability or wrongdoing of any nature, and shall not be construed as, or deemed to be evidence of, an admission or concession that Plaintiffs, any Class members or any present or former shareholders of DIRECTV, or any other person, has or has not suffered any damage as a result of the facts at issue in the Action, or as to the merit or lack of merit of any claim asserted or any that could have been asserted in the Action, except in an action or proceeding to enforce the terms and conditions of the Stipulation.

          12.    Retention of Exclusive Jurisdiction by the Court.    The Court retains exclusive jurisdiction over this Action to consider all further applications arising out of or connected with the proposed Settlement.

Dated: October 19, 2009	/s/ DONALD F. PARSONS, JR. Vice Chancellor Donald F. Parsons, Jr.

EXHIBIT E

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re THE DIRECTV GROUP, INC. SHAREHOLDER LITIGATION	Consolidated C.A. No. 4581-VCP

NOTICE OF PENDENCY OF CLASS ACTION,
PROPOSED SETTLEMENT OF CLASS ACTION,
SETTLEMENT HEARING AND RIGHT TO APPEAR

TO:
ALL PERSONS OR ENTITIES WHO HELD SHARES OF COMMON STOCK IN THE DIRECTV GROUP, INC., EITHER OF RECORD OR BENEFICIALLY, AT ANY TIME BETWEEN MAY 3, 2009, AND THE CONSUMMATION OF THE MERGER (AS DEFINED BELOW).

        PLEASE READ THIS NOTICE CAREFULLY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF THE LITIGATION REFERRED TO IN THE CAPTION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS OR ADEQUACY OF THE PROPOSED SETTLEMENT, AND FROM PURSUING THE SETTLED CLAIMS (AS DEFINED BELOW).

THE PURPOSE OF THIS NOTICE

        1.     The purpose of this Notice is to inform you of a proposed settlement (the "Settlement") of the above-captioned action (the "Action") by and among the parties to the Action pending before the Court of Chancery of the State of Delaware (the "Court"), and of a hearing to be held before the Court, in the New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801, on November 25, 2009 at 11:00 a.m. (the "Hearing"). The purpose of the Hearing is to determine: (a) whether the Court should finally certify the Action as a class action, without opt-out rights, pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), on behalf of all persons or entities who held shares of common stock of The DIRECTV Group, Inc. ("DIRECTV" or the "Company"), either of record or beneficially, at any time between May 3, 2009, and the consummation of the Merger (as defined below), excluding Defendants, members of the immediate family of any Individual Defendant, any entity in which a Defendant owns over 50% of the equity or over 50% of the voting power, officers of Defendants, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the "Class"); (b) whether the Court should approve the proposed Settlement of the Action; (c) whether the Court should enter final judgment dismissing the class claims asserted in the Action on the merits and with prejudice as against the named Plaintiffs and the Class; (d) if the Court approves the Settlement and enters such final judgment, whether the Court should grant the application of Plaintiffs' Counsel for an award of attorneys' fees and expenses to be paid by the Company; and (e) such other matters as may properly come before the Court.

        2.     The Court has the right to adjourn the Hearing without further notice. The Court also has the right to approve the Settlement with or without modifications, and to enter its final judgment dismissing the Action on the merits and with prejudice and to order the payment of attorneys' fees and expenses without further notice.

        THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY CLAIMS OR DEFENSES BY ANY OF THE PARTIES. IT IS BASED ON STATEMENTS OF THE PARTIES AND IS SENT FOR THE SOLE PURPOSE OF INFORMING YOU OF THE EXISTENCE OF THIS ACTION AND OF A HEARING ON A PROPOSED SETTLEMENT

SO THAT YOU MAY MAKE APPROPRIATE DECISIONS AS TO STEPS YOU MAY WISH TO TAKE IN RELATION TO THIS LITIGATION.

BACKGROUND AND DESCRIPTION OF THE LITIGATION

        3.     On May 4, 2009, DIRECTV and Liberty Media Corporation ("Liberty Media"), announced that they, together with certain affiliated entities, had entered into an Agreement and Plan of Merger, dated as of May 3, 2009 (the "Merger Agreement") to combine, subject to shareholder and regulatory approval, DIRECTV with Liberty Entertainment, Inc. ("LEI"), a wholly owned subsidiary of Liberty Media (the "Merger") to create a new corporation called DIRECTV ("New DIRECTV").

        4.     Between May 12, 2009 and May 19, 2009, a total of four proposed shareholder class actions were filed in the Court (the "Delaware Actions") against DIRECTV, Liberty Media, LEI, and certain present and former members of the Board of Directors of DIRECTV (John C. Malone, Gregory B. Maffei, Mark D. Carleton, Neil R. Austrian, Ralph F. Boyd, Jr., Chase Carey, Charles R. Lee, Peter A. Lund, Nancy S. Newcomb, and Haim Saban (the "Individual Defendants")) (collectively, "Defendants"), alleging that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties owed by other Defendants, to DIRECTV and its unaffiliated shareholders, in connection with the negotiation and execution of the Merger Agreement, in which actions the named plaintiffs ("Plaintiffs") generally sought declaratory relief that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties by other Defendants, injunctive relief to prevent such breaches, damages, and/or fees and expenses.

        5.     On May 22, 2009, the Court consolidated the Delaware Actions under the caption In re The DirecTV Group, Inc., Shareholder Litig., Consolid. C.A. No. 4581-VCP, and appointed Co-Lead Counsel and Plaintiffs' Executive Committee (collectively, "Plaintiffs' Counsel") to prosecute the consolidated Action on behalf of Plaintiffs and the proposed class.

        6.     On June 8, 2009, New DIRECTV filed with the United States Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 ("Registration Statement"), which included a preliminary joint proxy statement/prospectus (the "Preliminary Joint Proxy/Prospectus") in order to solicit approval of the Merger.

        7.     On June 19, 2009, Co-Lead Counsel filed a Verified Consolidated Class Action Complaint (the "Consolidated Complaint") against Defendants alleging that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties owed by other Defendants, to DIRECTV and its unaffiliated shareholders, in connection with the negotiation and execution of the Merger Agreement, and that the disclosures set forth in the Preliminary Joint Proxy/Prospectus were materially inaccurate and misleading. The Consolidated Complaint generally sought declaratory relief that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties by other Defendants, injunctive relief to prevent such breaches, damages, and/or fees and expenses.

        8.     On July 30, 2009, August 27, 2009, and October 2, 2009, New DIRECTV filed with the SEC, respectively, Amendments No. 1, 2 and 3 to Form S-4, which included an amended preliminary joint proxy statement/prospectus (the "Amended Preliminary Joint Proxy/Prospectus"), which included additional disclosures addressing certain of the statements and omissions alleged by Plaintiffs in the Consolidated Complaint to be materially misleading.

        9.     On October 9, 2009, the parties submitted a Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation"), which resulted in the Court entering a scheduling order (the "Scheduling Order") in this Action on October 19, 2009.

REASONS FOR THE SETTLEMENT

        10.   Plaintiffs, through their counsel, have investigated the claims and allegations asserted in the Action, as well as the underlying events and transactions relevant to the Action.

        11.   In evaluating the Settlement, Plaintiffs and their counsel have considered: (i) the substantial benefits to the members of the Class (as defined above) from the Settlement; (ii) the attendant risks of continued litigation and the uncertainty of the outcome of the Action; (iii) the probability of success on the merits and the allegations contained in the Action, including the uncertainty relating to the proof of those allegations; (iv) the desirability of permitting the Settlement to be consummated as provided by the terms of the Stipulation; and (v) the conclusion of the Plaintiffs' Counsel that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of Plaintiffs and the Class.

        12.   DIRECTV and its directors have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the other wrongful acts alleged in any of the above-described actions, and expressly maintain that they have diligently and scrupulously complied with their fiduciary and other legal duties, and are entering into the Stipulation and Settlement solely to eliminate the burden and expense of further litigation.

        13.   Liberty Media and LEI have denied, and continue to deny, that either of them has committed or aided and abetted in the commission of any violation of law or engaged in, or aided and abetted, any wrongful conduct of any kind, and each expressly maintains that it has diligently and scrupulously complied with its legal duties, and is entering into the Stipulation and Settlement solely to eliminate the burden and expense of further litigation.

SUMMARY OF THE SETTLEMENT TERMS

        14.   The principal terms of the Settlement are as follows:

  (a)
  In consideration for the full settlement and release of all Settled Claims (as defined below), DIRECTV and Liberty Media have agreed to make material changes to the Merger Agreement and to the governing documents of New DIRECTV, including the following:

  (i)
  The requirement in the Merger Agreement to obtain the affirmative vote of the majority of the holders of the common stock of DIRECTV not held or controlled by Liberty Media, LEI or John Malone, to approve the Merger can no longer be waived.

  (ii)
  The Certificate of Incorporation of New DIRECTV shall contain a provision requiring that, subject to certain conditions, in the event that it proposes to engage in a merger, consolidation or sale of all or substantially all of its assets (the effectiveness of which under Delaware law would require stockholder approval) pursuant to which the holders of Class A common stock are to receive consideration per share of Class A common stock which is different in form or amount from the consideration to be received by the holders of Class B common stock per share of Class B common stock, then in addition to the approvals otherwise required by Delaware law, such transaction will also require the approval of the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class;

  (iii)
  The Certificate of Incorporation of New DIRECTV shall not contain any provision providing any director of such corporation with any "safe harbor" with respect to participating in or assuming any corporate opportunity;

  (iv)
  John Malone and his spouse and related trusts shall enter into a standstill agreement restricting their ability, subject to certain exceptions, to acquire any additional of Class A common stock of New DIRECTV for a period of three years following the Merger;

    (v)
    The Certificate of Incorporation of New DIRECTV shall contain a provision permitting the holders of 10% or more of the outstanding shares of its Class A common stock to require the board of directors to call and hold a special meeting of stockholders;

    (vi)
    The bylaws of New DIRECTV shall contain a provision requiring that a majority of the entire Board of Directors of such corporation and that at least fifty percent (50%) of each of the audit committee, compensation committee and any "special transaction committee" established for the purpose of evaluating a change in control transaction received by such corporation, shall consist of individuals who qualify as independent subject to the enhanced requirements set forth in the Stipulation; and

    (vii)
    As a result of extensive negotiations between the parties and the allegations set forth in the Consolidated Complaint, DIRECTV, Liberty Media and LEI have included certain additional material disclosures in the proxy statement relating to the Merger (the "Proxy Materials").

  (b)
  The full terms of the Settlement are set forth in the Stipulation (see Scope of This Notice and Further Information, below).

DISMISSAL AND RELEASE OF CLAIMS

        15.   If the Settlement is approved, the Court will enter an order and final judgment (the "Judgment") which will dismiss with prejudice the Action and bar, settle and release:

  (i)
  any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues, known or unknown (including Unknown Claims, as defined in paragraph 16 below), contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent (including, but not limited to, any of the foregoing arising under federal, state, foreign, or common law, including federal and state securities laws and regulations) (collectively, "Claims"), that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by or on behalf of Plaintiffs or any member of the Class (collectively, the "Releasing Persons"), on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, whether individual, direct, class, derivative, representative, legal, equitable, or in any other capacity, against Defendants, New DIRECTV, or any member of the immediate families of the Individual Defendants, and their respective parents, entities, controlling persons, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, co-insurers, re-insurers, consultants, accountants, investment bankers, commercial bankers, lenders, counter-parties, entities providing fairness opinions, underwriters, brokers, dealers, advisors, agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, assigns and any counsel to any of the foregoing (collectively, the "Released Persons") which arise out of or relate to the Releasing Persons' status as holders of shares of DIRECTV (or any interest therein) between May 3, 2009 and the consummation of the Merger, and (i) the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations, or omissions giving rise to the allegations in the Action; (ii) the Merger; or (iii) the Merger Agreement, as amended, and the agreements and transactions contemplated thereby, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures) (collectively, the "Settled Claims"), provided however, that the Settled Claims shall not include any claims to enforce the Stipulation, any order entered by the Court in this Action, or the Settlement; and

  (ii)
  any and all Claims that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by Defendants, or any and all of their respective direct and indirect successors in interest, predecessors, principals, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming from, through or under, any of them (the "Defendants' Related Persons"), against Plaintiffs, the Class members and their counsel arising out of or relating to the filing, prosecution or settlement of the Action (the "Settled Defendants' Claims"); provided however, that the Settled Defendants' Claims shall not include the right of Defendants to enforce the terms of the Stipulation, any order entered by the Court in this Action, or the Settlement.

        If the Settlement is finally approved by the Court, all Claims which have been asserted in this Action or in the action captioned City of Pontiac General Employees' Retirement Sys. v. The Direct TV Group, Inc., Case No. BC414654, pending in the Superior Court for the State of California, County of Los Angeles, shall be forever released and extinguished.

        16.   "Unknown Claims" means (a) any Claims that Plaintiffs, any Class members and their counsel do not know or suspect exist in his, her or its favor at the time of the release of the Settled Claims as against the Released Persons, and (b) any Claims that Defendants or any Defendants' Related Person do not know or suspect exist in his, her or its favor at the time of the release of the Settled Defendants' Claims as against Plaintiffs, the Class members and their counsel, in each case, including, without limitation, those Claims which, if known, might have affected the decision to enter into, or not object to, this Stipulation and/or the Settlement. With respect to any of the Settled Claims and Settled Defendants' Claims, the parties to this Stipulation stipulate and agree that upon the Effective Date (as defined in the Stipulation), Plaintiffs and Defendants shall expressly, and each member of the Class and each of the Defendants' Related Persons shall be deemed to have, and by operation of the Judgment shall have, waived, relinquished and released any and all provisions, rights and benefits conferred or under Cal. Civ. Code § 1542, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." Plaintiffs and Defendants acknowledge, and the members of the Class and the Defendants' Related Persons by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true by them with respect to the Settled Claims or the Settled Defendants' Claims, as the case may be, but that it is the intention of Plaintiffs and Defendants, and by operation of law the intention of the members of the Class and the Defendants' Related Persons, to completely, fully, finally and forever compromise, settle, release, discharge, and extinguish any and all Settled Claims and Settled Defendants' Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs and Defendants acknowledge, and the members of the Class and the Defendants' Related Persons by operation of law shall be deemed to have acknowledged, that "Unknown Claims" are expressly included in the definitions of "Settled Claims" and "Settled Defendants' Claims," and that such inclusion was separately bargained for and was a key element of the Settlement and was relied upon by each and all of the Released Persons and the Plaintiffs in the Action and their counsel in entering into this Stipulation.

TEMPORARY BAR AND INJUNCTION

        17.   Pursuant to the Scheduling Order, pending final determination by the Court of whether the Settlement should be approved, Plaintiffs and all members of the Class, and any of them, are individually and severally barred and enjoined from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action asserting any

Settled Claims, either directly, representatively, derivatively or in any other capacity. In addition, all proceedings in this Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, have been stayed and suspended until further order of the Court.

THE APPLICATION FOR ATTORNEYS' FEES AND EXPENSES

        18.   Concurrently with seeking final approval of the Settlement, Plaintiffs' Counsel will apply to the Court for an award of up to $7,000,000 in attorneys' fees and expenses (the "Fee Application"). DIRECTV has agreed to pay, and in connection with the Merger has agreed to cause New DIRECTV to assume all obligations to pay, to Plaintiffs' Counsel such attorneys' fees and expenses, if any, but no greater than $7,000,000, as are awarded by the Court (the "Fee Award").

        19.   Defendants have agreed not to oppose the Fee Application to the extent that such application does not exceed $7,000,000 in the aggregate. Court approval of the Settlement shall not in any way be conditioned on Court approval of the Fee Application. No other application for attorneys' fees and expenses shall be filed, and Plaintiffs' Counsel has expressly waived any right to seek any award of fees and expenses except as provided in the Stipulation.

RIGHT TO APPEAR AND OBJECT

        20.   Any member of the Class who objects to the certification of the Class, the Settlement, the judgment to be entered in the Action, and/or the Fee Application, or who otherwise wishes to be heard, may appear personally or by counsel at the Hearing and present evidence or argument that may be proper and relevant; provided, however, that no member of the Class may be heard and no papers or briefs submitted by or on behalf of any member of the Class shall be received and considered, except by Order of the Court for good cause shown, unless, no later than November 11, 2009, copies of (a) a written notice of intention to appear, identifying the name, address, and telephone number of the objector and, if represented, their counsel, (b) a written detailed statement of such person's specific objections to any matter before the Court, (c) a written statement certifying that the objector is a member of the Class, (d) the grounds for such objections and any reasons for such person's desiring to appear and be heard, and (e) all documents and writings such person desires the Court to consider, shall be served electronically or by hand or overnight mail upon the following counsel:

    Stuart M. Grant
    GRANT & EISENHOFFER P.A.
    1201 N. Market Street
    Wilmington, Delaware 19801
    Telephone: (302) 622-7000

    Plaintiffs' Co-Lead Counsel

    Collins J. Seitz, Jr.
    CONNOLLY, BOVE, LODGE & HUTZ LLP
    The Nemours Building
    1007 North Orange Street
    P.O. Box 2207
    Wilmington, Delaware 19899

    Counsel for Defendants The DIRECTV Group, Inc.
    DTVG One, Inc., DTVG Two, Inc., and Chase Carey

    Michael B. Tumas
    POTTER, ANDERSON & CORROON LLP
    1313 North Market Street
    Wilmington, Delaware 19801
    Telephone: (302) 984-6000

    Counsel for Defendants Liberty Media Corporation Liberty
    Entertainment, Inc., Mark D. Carleton, Gregory B. Maffei,
    and John C. Malone

    Raymond G. DiCamillo
    RICHARDS, LAYTON & FINGER, P.A.
    One Rodney Square
    Wilmington, Delaware 19801
    Telephone: (302) 651-7700

    Counsel for Neil R. Austrian, Ralph F. Boyd, Charles R. Lee,
    Peter A. Lund, Nancy S. Newcomb, and Haim Saban

at the same time these papers must be filed with the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801. Unless the Court otherwise directs, no member of the Class shall be entitled to object to the Settlement, or to the judgment to be entered herein, or to the award of attorneys' fees and expenses to Plaintiffs' Counsel, or otherwise to be heard, except by serving and filing written objections as described above. Any person who fails to object in the manner provided above shall be deemed to have waived such objection and shall forever be barred from making any such objection in the Action or in any other action or proceeding.

THE ORDER AND FINAL JUDGMENT OF THE COURT

        21.   If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate and in the best interests of the Class, the parties to the Action will ask the Court to enter an Order and Final Judgment, which will, among other things:

  (a)
  approve the Settlement as fair, reasonable, adequate and in the best interests of the Class and direct consummation of the Settlement in accordance with its terms and conditions;

  (b)
  finally certify the Class pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2);

  (c)
  dismiss Plaintiffs' claims with prejudice as against the named Plaintiffs and all of the members of the Class;

  (d)
  permanently bar and enjoin the members of the Class from instituting, commencing, prosecuting, participating in or continuing any action or other proceeding in any court or tribunal of any jurisdiction, either directly, representatively, derivatively or in any other capacity, asserting any Settled Claims; and

  (e)
  retain jurisdiction over all matters relating to the administration and consummation of the Settlement described herein.

        22.   In the event the Settlement is not approved, or such approval does not become final, or if the Merger is not consummated, then the Settlement shall be of no further force and effect and each party then shall be returned to his, her or its respective position prior to the Settlement without prejudice and as if the Settlement had not been entered into.

SCOPE OF THIS NOTICE AND FURTHER INFORMATION

        23.   The foregoing description of the Hearing, the Action, the terms of the proposed Settlement and other matters described herein does not purport to be comprehensive. Accordingly, members of the Class are referred to the documents filed with the Court in the Action. You or your attorney may examine the documents filed in the Action during regular business hours on any business day at the office of the Register in Chancery, Delaware Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801.

        24.   If you would like further information, you may contact the following counsel for Plaintiffs:

    Stuart M. Grant
    GRANT & EISENHOFFER P.A.
    1201 N. Market Street
    Wilmington, Delaware 19801
    Telephone: (302) 622-7000

PLEASE DO NOT WRITE OR CALL THE COURT.

Dated: Wilmington, Delaware
October 19, 2009

BY ORDER OF THE COURT:
Register in Chancery

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  Exhibit 99.1